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                                                                   Exhibit 10.14

                    ENGINEER, PROCURE AND CONSTRUCT CONTRACT

                                     BETWEEN

                           LEVEL 3 COMMUNICATIONS, LLC

                                       AND

                      NATIONAL NETWORK TECHNOLOGIES, LLC.,



                         CONTRACT NUMBER EAST 21-NE-EPC
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                                TABLE OF CONTENTS

RECITALS                                                                                                          1

1        DEFINITIONS; INTERPRETATION                                                                              1

2        PROJECT                                                                                                  8

3        CONTRACTOR OBLIGATIONS                                                                                   9

4        INFORMATION SUPPLIED TO CONTRACTOR AND DISCLAIMER; REPRESENTATIONS AND WARRANTIES                       15

5        ENFORCEABILITY; LOSS OR DAMAGE; TITLE                                                                   15

6        PAYMENT                                                                                                 17


         Appendix "A" Description of Project

         Appendix "B" Not Used

         Appendix "C" Confidentiality Agreement

         Appendix "D" Award Fee Computation

         Appendix "E" Program Management

         Appendix "F" Safety

         Appendix "G" Quality

         Appendix "H" Cost

         Appendix "I" Schedule

         Appendix "J" Response Times for Owner's Approval

         Appendix "K" TBD Travel and Assignment Policy

         Appendix "L" Charge Schedule

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                    ENGINEER, PROCURE AND CONSTRUCT CONTRACT

THIS ENGINEER, PROCURE AND CONSTRUCT CONTRACT, is dated as of the ____ day of __________, 1998 the ("Effective Date"), by and between Level 3 Communications, LLC, located at 14023 Denver West Parkway, Golden, Colorado 80401, telephone number: (303) 215-8500, a Delaware limited liability corporation ("Owner"), and National Network Technologies, LLC., located at 26 Broadway, Suite 400, New York, New York 10004, telephone number: (212) 847-7770, federal tax I.D.:
13-3990223, a Delaware corporation ("Contractor").

                                    RECITALS

A. Owner desires to have constructed numerous multi-conduit fibre optic cable systems and other facilities (each, a "Network") in certain geographical areas.

B. Owner was procured or will procure rights of way, or other necessary interests in real property, for the permanent placement of each Network.

C. Owner desires to engage and the Contractor desires to be engaged to serve as the program manager which will provide program management, design, engineering, procurement and construction services for each Network described herein (the "Project", as hereinafter defined).

NOW, THEREFORE, in consideration of the sums to be paid to Contractor by Owner, the foregoing premises and the covenants and agreements set forth herein, the parties hereby agree as follows:

1        DEFINITIONS; INTERPRETATION

         1.1 Definitions. As used herein with capitalization of the initial letter of each word, the following terms shall have the following respective meanings:

                  1.1.1 "Additional Rights of Way" shall have the meaning assigned to such term in Section 10.1.2.2.

                  1.1.2 "Award Fee" shall have the meaning assigned to such term in Section 6.3.2.

                  1.1.3 "Base Fee" shall have the meaning assigned to such term in Section 6.12.

                  1.1.4 "Business Day" shall mean any day on which commercial banks are not authorized or required to be closed in Denver, Colorado.

                  1.1.5 "Change in Law" shall mean any controlling change in the judicial or administrative interpretation of, or adoption of, any Governmental Rule,
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                           which is inconsistent with any Governmental Rule in
                           effect on the execution date of this Contract.

                  1.1.6 "Change in the Work Form" shall have the meaning assigned to such term in Section 11.1.2.3.

                  1.1.7 "Change Order" shall mean a written order to Contractor issued and signed by Owner authorizing an addition to, deletion from, suspension of or other modification to the Work, the Warranties or any other requirement of this Contract.

                  1.1.8 "Claim" shall mean any claim by any Subcontractor or Vendor of Contractor for any compensation due or alleged to be due in connection with the Work.

                  1.1.9 "Completion Date" shall refer to the date specified in the relevant Construction Schedule for Substantial Completion of the Network or Segment.

                  1.1.10 "Construction Certificate" shall mean a Construction Certificate delivered by Contractor in accordance with Section 6.2.2 and duly completed and signed by Contractor.

                  1.1.11 "Construction Schedule" shall mean a schedule, prepared by the Contractor and for which Owner's Approval has been obtained, that specifies dates and milestones for the timely completion of each Network.

                  1.1.12 "Construction Work" shall refer to all Work other than engineering, program management, procurement and inspection Work.

                  1.1.13 "Contract" shall have the meaning assigned to such term in Section 1.3.

                  1.1.14 "Contract Budget" shall have the meaning assigned to such term in Section 3.2.1.

                  1.1.15 "Contract Price" shall have the meaning assigned to such term in Section 6.1.

                  1.1.16 "Contractor" shall have the meaning assigned to such term in the introductory paragraph of this Contract.

                  1.1.17 "Cost of Work" shall have the meaning assigned to such term in Section 6.

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                  1.1.18   "Coverages" shall have the meaning assigned to such
                           term in Section 15.2.

                  1.1.19   "CPM" shall have the meaning assigned to such term in
                           Section 9.1.

                  1.1.20   "Day" shall mean a calendar day.

                  1.1.21 "Documents" shall mean, without limitation, all written, recorded, graphic or printed matter, in whatever form, including all originals, copies, and drafts including without limitation, all letters, e-mails, telegrams, memoranda, statements, drawings, graphs, photographs, reports, notes, diaries, charts, work papers, recordings, and computer printouts, and all data compilations from which information can be obtained or translated through detection devices into reasonably usable form.

                  1.1.22 "Drawings" shall mean all graphic and pictorial descriptions of the Work that must be accomplished in accordance with this Contract showing the design, location and dimensions of the Work including plans, elevations, sections, details and diagrams.

                  1.1.23 "Effective Date" shall have the meaning assigned to such term in the introductory paragraph of this Contract.

                  1.1.24 "Event of Default" shall have the meaning assigned to such term in Section 17.

                  1.1.25 "Final Acceptance" shall have the meaning assigned to such term in Section 20.3.2.

                  1.1.26 "Final Acceptance Date" shall mean the date on which Final Acceptance of all Work related to the Network or Segment thereof and shall have occurred in accordance with Section 20.3.

                  1.1.27 "Force Majeure Event" shall mean any cause beyond the control and not due to an act or omission of the party claiming the existence of the Force Majeure Event, and which could not have been avoided by due diligence and use of reasonable efforts by such party, as a result of which it is not possible for such party to avoid a delay in the performance of its obligations under this Contract or to avoid an increase in the cost to such party of the performance of its obligations under this Contract including:

                           1.1.27.1 an earthquake, fire, epidemic, blockade, rebellion, war, riot, civil disturbance, sabotage, explosion, act of God, act of public enemy or other similar occurrence;

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                           1.1.27.2         a strike, labor dispute, work
                                            slowdown, work stoppage, secondary
                                            boycott, walkout or other similar
                                            occurrence;

                           1.1.27.3 Owner interference or failure of Owner to perform its obligations hereunder;

                           1.1.27.4 an expropriation, confiscation or condemnation of all or any portion of the Network or the Site; or

                           1.1.27.5         a Change in Law.

                  1.1.28 "G&A Fee" shall have the meaning assigned to such term in Section 6.

                  1.1.29 "Governmental Approval" shall mean any authorization, consent, approval, order, action, license, lease, ruling, permit, certification, exemption, filing or registration by or with any Governmental Person.

                  1.1.30 "Governmental Person" shall mean any federal, state, local or foreign government, any political subdivision or any governmental, quasi-governmental, judicial, public or statutory instrumentality, administrative agency, body or entity.

                  1.1.31 "Governmental Rule" shall mean any statute, law, regulation, ordinance, rule, license, permit, judgment, order, decree, concession, grant, franchise, agreement, directive, guideline, policy requirement, or other governmental restriction or any similar form of decision of or determination by, or any interpretation or administration of any of the foregoing by, any Governmental Person, whether now or hereafter in effect.

                  1.1.32 "Hazardous Substance" shall mean any "hazardous substances" as defined in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. Section 9601 et seq., as amended, and any "hazardous waste" as defined in the Resource Conservation and Recovery Act of 1976, 42 U.S.C. Section 6901 et seq., as amended, any regulated substance under subtitle 1 of The Resource Conservation and Recovery Act of 1976 or the Colorado Underground Storage Tank Act or any substance the presence of which requires investigation, remediation or other action under any federal or state law, regulation or order. Hazardous Substance does not include any of the foregoing described substances which is or has been introduced by Contractor, Subcontractors, Vendors, or anyone for whom any of them may be liable.

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                  1.1.33   "Implementation Plan" shall have the meaning assigned
                           to such term in Section 3.1.1.

                  1.1.34 "Initial Rights of Way" shall have the meaning assigned to such term in Section 10.1.2.1.

                  1.1.35 "Network" shall have the meaning assigned to such term in Recital A, as more specifically described in Appendix "A", as may be modified from time to time.

                  1.1.36 "Notice" shall mean a written communication between the parties in substantial compliance with the requirements of Section 22.8.

                  1.1.37 "Notice of Termination" shall have the meaning assigned to such term in Section 12.1.

                  1.1.38 "Notice to Proceed" shall mean a Notice issued by Owner to Contractor to commence the Work or any portion thereof.

                  1.1.39 "OCIP" shall have the meaning assigned to such term in Section 15.1.

                  1.1.40 "Oversight Engineer" shall mean such consultant or consultants as Owner may engage to review the design Documents, Specifications and other Documents prepared by Contractor, to make periodic inspections of the Work and the Project, to review Change Orders and to render advice to and prepare reports for Owner on such matters as Owner may from time to time request, the identity of which Oversight Engineer(s) shall be the subject of a Notice by Owner to Contractor. An Oversight Engineer may, at Owner's option, be an employee or independent contractor of Owner.

                  1.1.41 "Owner" shall have the meaning assigned to such term in the introductory paragraph of this Contract.

                  1.1.42 "Owner-Supplied Items" shall mean those materials, equipment or other items supplied by Owner for use or incorporation in the Work, identified in Section 8.

                  1.1.43 "Owner's Approval" shall mean, with respect to information, Documents, Drawings, Specifications, or other items to be provided by the Contractor to the Owner under this Contract, that Owner has, in Owner's sole discretion, approved such item. When Owner's Approval is specified for an item, Contractor shall provide the same to Owner in such quantities and format as specified by Owner, and in sufficient time, in accordance with

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                           this Contract, to enable Owner or the Oversight
                           Engineer, as required, to review the same and respond to Contractor. In the event Owner or Oversight Engineer, as appropriate, does not approve an item submitted by Contractor for Owner's Approval on first or subsequent submission, Contractor shall revise the same and resubmit until Owner's Approval is obtained. Contractor shall not be entitled to an extension of the Contract Time for delays in receiving Owner's Approval where Contract has failed to comply with the requirements for Owner's Approval. Owner's Approval shall not constitute acceptance of Work not in accordance with the Contract, nor shall it constitute a representation or certification that the submittal is accurate or adequate, or that the Work described therein will be sufficient to satisfy the requirements of the Contract. Owner's Approval shall be effective only if in writing; verbal approval shall not constitute Owner's Approval. Unless otherwise specified, anticipated response times for items submitted for Owner's Approval are set forth in Appendix "J".

                  1.1.44 "Partial Acceptance" shall have the meaning assigned to such term in Section 20.2.

                  1.1.45 "Payment Date" shall have the meaning assigned to such term in Section 6.2.3.

                  1.1.46 "Person" shall mean individual, corporation, company, voluntary association, partnership, trust, unincorporated organization or Governmental Person.

                  1.1.47 "Preliminary Estimate" shall have the meaning assigned to such term in Section 3.2.1.

                  1.1.48 "Project" shall mean the total design, engineering, procurement and construction of all the Networks, including appurtenances thereto such as manholes, handholes, and end user sites, as described more fully in Appendix "A".

                  1.1.49 "Project Headquarters" shall mean the location of any of Contractor's central office task force.

                  1.1.50 "Project Manager" shall man the project manager designed by Contractor pursuant to Section 3.2.10.

                  1.1.51 "Punchlist" shall mean the list of Work, which is limited to minor incidental items of work necessary to correct imperfections which have no adverse effect on the safety or operability of the Network or Segment,

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                           which remains to be completed after achievement of
                           Substantial Completion of the Network or Segment.

                  1.1.52 "Quality Control Plan" or "QCP" shall have the meaning assigned to such term in Section 9.4.1.

                  1.1.53 "Rights of Way" shall man those geographic areas which Owner provides to the Contractor for the permanent installation of the Project, regardless of whether Owner's interest therein is fee title, easement or otherwise, and includes Initial Rights of Way and Additional Rights of Way.

                  1.1.54 "Safety Program" shall have the meaning assigned to such term in Section 3.3.1.

                  1.1.55 "Site" shall mean those areas designed in writing by Owner for performance of the Work and such additional areas as may, from time to time, be designated in writing by Owner for Contractor's use hereunder.

                  1.1.56 "Specifications" shall mean the written requirements for materials, equipment, construction systems, standards and workmanship for the Work, and performance of related services, all in accordance with the Contract, to be prepared and furnished by Contractor. Contractor must obtain the Owner's Approval of Specifications.

                  1.1.57 "Subcontractor" shall mean any Person with whom Contractor has entered into any subcontract to perform any part of the Work, or provide any materials, equipment, supplies or services on behalf of Contractor (and any other Person with whom any Subcontractor has further subcontracted any part of the Work).

                  1.1.58 "Substantial Completion" shall have the meaning assigned to such term in Section 20.1.3.

                  1.1.59 "Surety" shall mean each Person executing a payment and performance bond with a Subcontractor, which Person must be acceptable to Owner and listed in the National Registry.

                  1.1.60 "Vendor" shall mean any Person not performing Work at the Site that supplies machinery, equipment, materials or systems to Contractor or any Subcontractor in connection with the performance of the Work and completion of the Project.

                  1.1.61 "Warranties" shall mean the warranties of Contractor under Section 21.

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                  1.1.62   "WBS" shall have the meaning assigned to such term in
                           Section 9.1.1.

                  1.1.63 "Work" shall mean all design, engineering, procurement, program management, construction, labor, supervision, testing, and other services, equipment, systems and materials provided or to be provided by Contractor necessary to achieve Final Acceptance of the Project and satisfy the obligations of this Contract.

         1.2 Interpretation. In this Contract, the singular includes the plural and the plural the singular; references to statute or regulations are to be construed as including all statutory or regulatory provisions consolidating, amending or replacing the statute or regulation referred to; references to "writing" include printing, e-mail, typing, lithography and other means of reproducing words in a tangible visible form; the words "including," "includes" and "include" shall be deemed to be followed by the words "without limitation" or words of similar import; references to articles, sections (or subdivisions of sections), exhibits, annexes, appendices, or schedules shall be construed to be to this Contract unless otherwise indicated; references to agreements, exhibits, appendices, hereto and other contractual instruments shall, unless otherwise indicated, be deemed to include all subsequent amendments and other modifications to such instruments, but only to the extent such amendments and other modifications are not prohibited by the terms of this Contract; words not otherwise defined which have well-known technical or construction industry meanings, unless the context otherwise requires, are used in accordance with such recognized meanings; and references to Persons include their respective permitted successors and assigns, and, in the case of Governmental Persons, Persons succeeding to their respective functions and capacities. References to a section of the Contract include all subsections or parts thereof unless otherwise specified.

         1.3 The Contract. This Contract shall include this Engineer, Procure and Construct Contract by and between Owner and Contractor and all exhibits, appendices, attachments, amendments, supplements and modifications hereto and all Change Orders (collectively, this "Contract"). This Contract shall not be construed to create a contractual relationship of any kind between Owner and a Subcontractor or Vendor or any other Person other than Contractor.

2        PROJECT

         2.1 The Project is more fully described in Appendix "A". Owner will further define and communicate to the Contractor Work of the Project including:

                  2.1.1    objectives for the Project;

                  2.1.2    Network infrastructure design criteria;

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                  2.1.3    environmental and cultural resource policy,
                           guidelines, reporting protocols, and permits conditions checklists;

                  2.1.4 tax payment, cost accounting and insurance policies and procedures.

         2.2      Owner may change the Work at any time.

3        CONTRACTOR OBLIGATIONS

         3.1 Design and Construction. Contractor's Work shall include the following:

                  3.1.1 Within thirty (30) Days of execution of the Contract, Contractor shall develop and submit for Owner's Approval a plan for the implementation ("Implementation Plan") of the design, engineering, procurement and construction of the Project as required to achieve Final Acceptance of the entire Project (including all Segments) and all Work in accordance with this Contract.

                  3.1.2 Contractor shall provide, for Owner's Approval, complete with accurate Drawings and Specifications for the Project that fulfill the requirements of the Contract and any requirements specified by Owner and that are in accordance with all Governmental Rules and industry standards.

                  3.1.3 Contractor shall make site visits on Rights of Way and shall design each Network route endeavoring to provide the optimum route by taking into consideration environmental concerns and sub-grade obstacles, as well as ease of construction, endeavoring to ensure cost effectiveness. Contractor shall then provide Drawings that adequately and accurately depict the Network route for Owner's Approval and in a manner to subdivide the Project into manageable Segments of Work. Contractor shall provide such Drawings in a sequence to promote the earliest start of construction in priority areas.

                  3.1.4 Except for Owner-Supplied Items, Contractor shall furnish, be responsible for and pay (subject to the reimbursement provisions of this Contract) the cost of all labor, materials, tools, equipment, insurance, taxes, supervision and all other incidentals necessary perform the Work and achieve Final Acceptance of the entire Project in accordance with the provisions of this Contract.

                  3.1.5 Contractor shall execute the Work in accordance with the Construction Schedules and all Governmental Approvals, using methods and equipment

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                           that are approved by the Owner and are prudent
                           engineering and construction practices and operations.

                  3.1.6 Contractor shall comply in all respects with all applicable permits, Governmental Rules, Government Approvals or requirements of parties with interests in the Rights of Way and pay at Contractor's own expense, all charges, fees, taxes, damages, fines, and penalties which may arise because of non-compliance by Contractor, Subcontractors, Vendors or other agents or employees of Contractor.

                  3.1.7 Contractor shall remove from the Site and maintain the Site free of waste material and rubbish, clear the Site of temporary structures, surplus material, equipment and tools prior to the Final Acceptance Date.

                  3.1.8 Contractor shall be solely responsible for and have control over construction means, methods, techniques, sequences, and procedures and for coordinating all portions of the Work under this Contract. Contractor shall evaluate and develop construction methods that effect the efficient and thorough performance of the Work, minimizing float in the Construction Schedule, and reducing the Cost of the Work.

                  3.1.9 Contractor shall be responsible to Owner for acts and omissions of Contractor's employees, Subcontractors, Vendors and their agents and employees, and other Persons performing portions of the Work under a contract with Contractor.

                  3.1.10 Contractor shall not be relieved of obligations to perform the Work in accordance with this Contract by tests, inspections, or approvals performed by persons other than Contractor.

                  3.1.11 Contractor shall not self-perform any portion of the Construction Work without Owner's Approval.

                  3.1.12 To the extent Contractor deems necessary in accordance with prudent engineering practices, Contractor shall inspect the Site and surrounding locations, including surface and subsurface conditions for performing its obligations under this Contract, and become familiar with the physical requirements of the Work and hereby accepts them for such performance.

         3.2      Program Management.

                  3.2.1 Within thirty (30) Days of issuance of a Notice to Proceed with respect to a Network or portion thereof, Contractor shall submit a Preliminary

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                           Estimate of the Cost of the Work for such Network
                           ("Preliminary Estimate") for Owner's Approval. Upon issuance of Owner's Approval, the Preliminary Estimate will become the "Contract Budget", which will be used as a tool for measurement of Contractor's performance.

                  3.2.2 Within thirty (30) Days issuance of a Notice to Proceed with respect to a Network or portion thereof, Contractor shall establish an aggressive but achievable Construction Schedule for such Work for Owner's Approval. The time stated in a Construction
                           Schedule in which Contractor agrees to achieve Substantial Completion of the Work or any portion thereof will be reasonable, adequate and sufficient. On a monthly basis, Contractor shall prepare and submit updates on schedules, budgets, forecasts and variance reports that accurately portray the Project's progress and budget financial standing in a format that is acceptable to Owner. At Owner's sole discretion, more frequent updates may be required from time to time.

                  3.2.3 Contractor shall utilize an Internet based web page reporting system provided by Owner that will contain all Project Documents, Drawings, schedules and reports. This system shall be developed such in a manner that upon completion of the Project, it will serve as the permanent archive for Project records and as-built Drawings to be utilized by Owner's operations and maintenance personnel.

                  3.2.4 Contractor shall, with the full cooperation of the Owner, obtain, furnish, be responsible for, pay the cost of and maintain in full force and effect all Governmental Approvals required under applicable Governmental Rules in connection with the execution, performance and obligations as contemplated by this Contract. Contractor shall furnish Owner a written list of all Governmental Approvals required for performance of the Work and the proper completion of the Project and clearly identify the type of Governmental Approvals that must be obtained before applicable Work on any particular Network or Segment can be started. The Work can and shall be performed in conformity with all relevant building codes, Governmental Approvals, Governmental Rules and this Contract.

                  3.2.5 Contractor shall develop and implement a Quality Control Plan that ensures the design of a lasting and durable Network including verification, testing and documentation of the design, materials and installation of the Network in accordance with
                           Section 9.4.

                  3.2.6 Contractor shall develop and implement a material control and purchasing plan incorporating the logistics necessary for the distribution of all Owner-Supplied Items and Contractor-furnished materials, equipment and

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                           construction equipment and including inspection,
                           expediting, shipping, unloading, receiving, customs clearance and claims in accordance with the Construction Schedule. The material control systems shall be capable of populating the Network inventory system.

                  3.2.7 Contractor shall provide to Owner, on a monthly basis, a list of all Subcontractors, Vendors and agents of Contractor, including all relevant contact information, and provide timely advice to Owner concerning the status of negotiations with Subcontractors and Vendors concerning any suspension or termination charges related to any major component of the Work. At Owner's sole discretion more frequent updates may be required from time to time.

                  3.2.8 Contractor shall obtain, to the extent permitted by law, waivers of liens and Claims from all Subcontractors, Vendors and suppliers as of the execution of each agreement with each such Person, and in each case on a form approved by Owner.

                  3.2.9 Contractor shall prepare and provide to Owner final geotechnical reports, including the performance of all inspections, field and Site explorations and testing work related thereto prior to submittal of final design documents, and update the reports to reflect the as-built condition of the Work.

                  3.2.10 Contractor shall designate a Project Manager, acceptable to Owner, who will have full responsibility for the execution of the Work and will act as a single point of contact in all matters on behalf of Contractor. Contractor shall not change the Project Manager or any other key member of Contractor's Project staff without the prior written consent of Owner.

                  3.2.11 Contractor shall provide such assistance as is reasonably requested by Owner in dealing with any Governmental Person in any and all matters relating to the Work and the Project.

                  3.2.12 Contract shall pay all taxes generated as a result of the Work and administer taxing and cost accounting plans furnished by Owner.

                  3.2.13 Contractor shall provide such data, reports, certifications, and other documents or assistance as may be reasonably requested by Owner in connection with the financing of the Project provided, that the provision of this information shall not in any manner diminish Contractor's rights or obligations under any other provision of this Contract.

                  3.2.14 Contractor shall cooperate with Owner and Oversight Engineer in the review of design of the Project, the conduct of inspections, the development, implementation and review of the Construction Schedule and QCP, and other matters relating to the Work.

                  3.2.15 Contractor shall allow Owner to audit all documentation reasonably requested by Owner pertaining to any dispute related to the Work. Contractor shall not be required to provide access to those records and documentation relating to any sum which is not to be directly reimbursed as a Cost of the Work, which are included in the G&A Fee or Base Fee, or costs expressed as a percentage of other costs.

                  3.2.16 Contract shall provide and maintain field offices at locations to be determined by Owner, which facilities shall be in place and operational prior to the commencement of construction Work to be supervised through such office. Such facilities shall be for the exclusive use of the Project and shall contain copies of all relevant Documents, Drawings and Specifications necessary to perform the Work supervised from that office.

                  3.2.17 Contractor shall maintain a Project headquarters office where Contractor's Program Manager, engineering manager, QCP manager and other Owner approved key personnel maintain full-time offices, and original Documents, Drawings and Specifications are maintained.

                  3.2.18 Contractor shall, no later than execution of the Contract, provide Owner an organization chart identifying the Program Manager through Contractor's chief executive officer, which shall also specify the business address and work and home telephone numbers for key personnel.

                  3.2.19 contractor shall provide as-built Drawings to Owner within the time specified in the Contract.

         3.3      Safety.

                  3.3.1 Within thirty (30) Days of execution of the Contract, Contractor shall submit a safety program ("Safety Program") for Owner's Approval. Such program shall include procedures that satisfy all Governmental Rules and Governmental Approvals and Rights of Way owner requirements on railroads, highways, roads and other Sites where the Work will be performed.

                  3.3.2 The Safety Program procedures shall be maintained and amended as necessary to comply with newly obtained Rights of Way requirements.

                  3.3.3 Contractor shall give Notices and Comply with all applicable Governmental Rules or rules and regulations of Rights of Way owners bearing on the safety of persons and property and their protection from damage, injury or loss, including providing any safety training requirement by such Rights of Way Owners.

                  3.3.4 Contractor shall be responsible for initiating, maintaining and providing supervision of safety precautions and programs in connection with the Work.

                  3.3.5 Contractor shall take all necessary precautions and be solely responsible for the safety of, and shall provide protection to prevent damage, injury or loss to: (i) all employees of Contractor, its Subcontractors and Vendors performing the Work and other Persons who may be affected thereby; (ii) the Work and materials and equipment to be incorporated therein; and (iii) other property at or adjacent to the Site that may be affected by the Work. Owner shall have no liability or responsibility for safety procedures.

                  3.3.6 Contractor shall provide, erect, and maintain barricades, suitable and sufficient light, pavement markings, signs and other traffic control devices as required to protect the Work and safety of the public. Barricades shall protect roadways closed to traffic, and obstructions shall be illuminated during hours of darkness. Signs shall be provided to control and direct traffic. Contractor shall erect signs at locations where operations may interfere with the use of the road by traffic, and at all intermediate points where the Work crosses or coincides with an existing road. Signs shall be constructed, erected and maintained as required to protect the Work and the safety of the public. Barricades, warning signs, lights, temporary signals, and other protective devices shall conform with the latest revision of the "Manual on Uniform Traffic Control Devices for Streets and Highways" published by the Federal Highway Administration and any local version or supplement thereto.

                  3.3.7 Contractor shall observe all applicable rules and regulations of federal, state, county and local health officials. Contractor shall not require any worker to work in surroundings or under conditions that are unsanitary, hazardous or dangerous to health or safety. Contractor shall conduct the Work to minimize obstruction to traffic. Contractor shall provide for the safety and convenience of the general public and the residents along the Rights of Way and the protection of person and property.

4        INFORMATION SUPPLIED TO CONTRACTOR AND DISCLAIMER;
         REPRESENTATIONS AND WARRANTIES

         4.1 Information Supplied. Owner has made and will make available to Contractor certain information acquired in the course of planning for the Project.

         4.2 Reliance. Contractor may rely on information provided by Owner, provided that Contractor shall verify any information in accordance with the appropriate standard of care.

         4.3 Representations and Warranties. Contractor represents, warrants and covenants that:

                  4.3.1 It has the required expertise, ability, skills and capacity to, and shall, perform the Work in a manner consistent with this Contract.

                  4.3.2 Contractor is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite power to own its properties and assets and carry on its business as now conducted or proposed to be conducted. Contractor is duly qualified and registered to do business in each state where the Work will be performed.

                  4.3.3 The execution, delivery and performance of this Contract and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporation action and do not and will not
                           (i) require any consent or approval of the board of directors or any shareholders of Contractor or any other Person that has not been obtained and each such consent and approval that has been obtained is in full force and effect or (ii) result in a breach of or a default under the certificate of incorporation or by-laws of Contractor or any indenture or loan or credit agreement or other material agreement or instrument to which Contractor is a party or by which its properties and assets may be bound or affected.

                  4.3.4 This Contract constitutes the legal, valid, and binding obligations of Contractor, enforceable in accordance with its respective terms.

5        ENFORCEABILITY; LOSS OR DAMAGE; TITLE

         5.1 Enforceability. Notwithstanding any other provision set forth in this Contract, performance by a Surety of any of the obligations of Contractor shall not relieve Contractor of liability for or breach of its obligations hereunder.

         5.2      Loss or Damage.

                  5.2.1 Until the date of Substantial Completion of a Network or a portion thereof, Contractor assumes full responsibility for replacement or repair of any damage to such Network including materials, equipment, supplies and maintenance equipment purchased for permanent installation or use during construction, regardless of whether Owner has title thereto under this Contract. Such costs to repair or replace damage shall be a Cost of the Work, subject to the following:

                           5.2.1.1 to the extent any such damage is not covered by insurance and is attributable to the negligence or willful misconduct of Contractor, it shall be at Contractor's sole cost and expense; and

                           5.2.1.2 to the extent any such damage is covered by insurance and is attributable to the negligence or willful misconduct of Contractor, any deductible shall be at Contractor's cost and expense.

                  From and after the date of the transfer of the care, custody, and control of a Network or portion thereof, Owner shall assume all risks of physical loss or damage thereto and Owner will and shall cause its insurers to waive rights of subrogation against Contractor for loss or damage to the Work which may thereafter occur, provided that this shall not limit Contractor's obligations under the Warranties.

                  5.2.2 Contractor shall ensure the safe delivery of all materials, equipment, supplies and other items to the Site and for maintaining, insuring, storing and transporting Owner-Supplied Items.

         5.3 Title. Contractor warrants that it will own and have good and marketable title to all materials, equipment, tools and supplies furnished by it and its Subcontractors and Vendors that become part of the Network or are purchased for Owner for the operation, maintenance or repair thereof, free and clear of all liens. Title to all of said materials, equipment, tools and supplies which shall have been delivered to the Site shall pass to Owner upon the sooner of (i) incorporation into the Network or (ii) payment by Owner to Contractor under Section
                  6.2 of invoiced amounts pertaining thereto. Such transfer of title shall in no way affect Owner's rights as set forth in any other provision of this Contract. For the purpose of protecting Owner's interest in all materials, equipment, tools and supplies with respect to which title has passed to Owner but which remain in possession of another party, Contractor shall take or cause to be taken all commercially reasonably steps necessary under the laws of the appropriate jurisdiction to protect Owner's title and to protect Owner against claims by other parties with respect thereto.

6        PAYMENT

         6.1 Contract Price. As full compensation for the Work and all other obligations to be performed by Contractor under this Contract, Owner shall pay Contractor the Contract Price, which consists of the following three components:

                  6.1.1    the Cost of the Work as detailed in Section 6.4;

                  6.1.2    the G&A Fee as described in Section 6.7;

                  6.1.3    an Award Fee as described in Section 6.8; and

                  6.1.4    a Base Fee as described in Section 6.12.

         6.2 Progress Payments. Payment to Contractor of the Contract Price shall be made as follows:

                  6.2.1 By the tenth (10th) day of each month, Contractor shall submit an invoice to Owner for the Cost of the Work for Work performed during the preceding month plus the G&A Fee and Base Fee. Such Contractor's invoice shall clearly specify the Networks which it relates to and provide documentation, as required by Owner, to substantiate the Cost of the Work. Contractor shall not invoice Owner for any amount, such as retainage, which Contractor does not intend to pay to Subcontractors or Vendors upon receipt. Invoices shall be addressed to the following person and location or shall be deemed invalid:

                                        Todd Christianson
                                        Contracts Manager
                                        Level 3 Communications, LLC
                                        14023 Denver West Parkway
                                        Golden, Colorado 80401

                           With each invoice, Contractor shall include a conditional lien waiver for amounts payable to Contractor (exclusive of Subcontractors' and Vendors' costs).

                  6.2.2 Contractor shall submit with each such invoice a Construction Certificate describing in sufficient detail for independent verification, all approved materials to which it holds title and which were obtained in the preceding month, the Work that has been invoiced, and stating that such Work has been performed in compliance with the requirements of this Contract. The Construction Certificate shall be in a form acceptable to Owner. The invoice, Construction Certificate and supporting documentation shall be subject to audit on demand by Owner. Should any audit of such records discover the cost invoiced is in excess of the actual cost, Contract shall reduce the invoice in the amount of five (5) times the audited excess amount and such amount shall not be part of the Cost of Work and shall be borne by the Contractor.

                  6.2.3 Owner shall promptly notify Contractor concerning any invoiced amount which is in dispute and any Work which Owner believes was not performed in accordance with the Contract (all such Work and invoiced amounts in respect thereof shall be deemed in dispute until otherwise agreed). Owner shall pay Contractor the amount then payable and not in dispute within fifteen
                           (15) Days after receipt by Owner of Contractor's invoice, all required supporting information and the related Construction Certificate, which fifteenth
                           (15th) day shall be the date payment is due (the "Payment Date").

                  6.2.4 Failure by Owner to pay any amount in dispute shall not alleviate, diminish or modify in any respect Contractor's obligation to achieve Final Acceptance of the Work, and Contractor shall not cease or slow down its performance hereunder on account of any such amount.

                  6.2.5 Amounts not paid by Owner by the Payment Date which are not disputed or the subject of withholding as allowed hereunder shall begin to accrue interest at the rate of one and one-tenth (1.1) of the current prime rate of the Chase Manhattan Bank as follows:

                           6.2.5.1 for amounts for Work self-performed by Contractor, fifteen (15) Days after the Payment Date; and

                           6.2.5.2 for amounts payable to Subcontractors and Vendors, but only for the period for which Contractor was required to expend unreimbursed funds.

                  6.2.6 The portion of the G&A Fee payable each month shall be the amount determined by multiplying the Cost of the Work for such month times the G&A Fee. The portion of the Base Fee payable each month shall be the amount determined by multiplying the Cost of the Work for such month times the Base Fee.

                  6.2.7 As a condition to final payment to a Subcontractor or Vendor, Contractor shall provide to Owner full and final waivers and releases of liens and, if the Subcontractor or Vendor is bonded, a consent of surety.

                  6.2.8    Payments may be withheld on account of:

                           6.2.8.1  defective Work not remedied;

                           6.2.8.2 claims filed by third parties arising out of the Work for which Contractor is liable under this Contract;

                           6.2.8.3 failure of the Contractor to make payments to Subcontractors or Vendors for labor, materials or equipment for Work;

                           6.2.8.4 damage to the Owner or another contractor arising out of the Work for which Contractor is liable under this Contract; or

                           6.2.8.5 persistent failure to carry out the Work in accordance with the Contract.

                  6.2.9 Contractor shall, as and when requested, furnish evidence satisfactory to the Owner that all amounts due for labor and material furnished the Contractor in connection with performance of this Contract have been paid or are being paid in the normal course, including union health, welfare and pension fund payments and payroll taxes where applicable. Such evidence shall be furnished in such form and manner as requested by Owner and all statements relative thereto shall, if called for by Owner, be made by sworn affidavit.

         6.3      Award Fee Payments.

                  6.3.1 On a monthly basis, Owner shall meet with Contractor to provide Owner's assessment of Contractor's performance of the Work.

                  6.3.2 Contractor shall be eligible to receive from Owner a fee ("Award Fee") which Owner, acting in its sole and absolute discretion, determines is due in accordance with the criteria specified in Section 6.8 and Appendix "D". The Award Fee due the Contractor, if any, shall be determined on a monthly basis and invoiced in the following month.

         6.4 Cost of the Work. The "Cost of the Work" shall mean costs necessarily and reasonably incurred by the Contractor in the proper performance of the Work. Such costs shall be at rates not higher than the standard paid at the place of the Network except with prior consent of the Owner. The Cost of the Work shall include only the items set forth in this Section 6.4.

                 6.4.1    Labor Costs.

                           6.4.1.1 Wages of construction workers directly employed by the Contractor to perform the construction of the Work at the Site, or with the Owner's written approval, at off-Site workshops.

                           6.4.1.2 Base compensation (wage + time off with pay) of the Contractor's supervisory and administrative personnel, who are Owner-approved, when stationed at the Site or at Project Headquarters.

                           6.4.1.3 Base compensation (wage + time off with pay) of the Contractor's supervisory or administrative personnel, who are Owner-approved, engaged at factories, workshops or on the road, in expediting the production or transportation of materials or equipment required for the Work, but only for that portion of their time required for the Work.

                           6.4.1.4 Costs paid or incurred by the Contractor for taxes, insurance, assessments and benefits required by law or collective bargaining agreements and, for personnel not covered by such agreements, customary benefits such as sick leave, medical and health benefits, holidays, vacations and pensions, provided such costs are based on wages and salaries included in the Cost of the Work under
                                    Section 6.4.1.1 through 6.4.1.3. These costs include retirement plans, 401(k) contributions, group health, life long and short-term disability, and public duty pay. Burden costs include FICA, FUI, SUI, workers' compensation (if applicable), and GL insurance costs (if applicable). For home office personnel, the burden and benefit cost is _______ of base compensation. For field employees in the OCIP, the burden and benefit cost is _________ of base compensation. For field employees not in the OCIP, the burden and benefit cost is ________. These rates and burdens will be fixed for the term of the Contract, except as impacted by Change in Law.

                  6.4.2 Subcontract, Material and Equipment Costs. Payments to be made by Contractor to Contractor's Subcontractors and Vendors in accordance with Project requirements and Owner-approved subcontracts and purchase orders, inclusive of any duties, taxes or licensing fees arising directly out of or that are applicable thereto, other than taxes on net income.

                  6.4.3 Cost of Shared Resources. Costs associated with resources that are not fully assigned to the Project, costs that require accruals with periodic adjustments and costs related to the use of Contractor equipment will be reimbursed by the Owner as described below. Examples of these costs include: Contractor owned vehicles, construction equipment and test equipment; Contractor owned or separately leased office, warehouse, shop or laydown space; insurance and wage add-ons such as workers' compensation.

                           6.4.3.1 Contractor shall develop and propose for Owner's Approval cost allocation methodologies for shared resources which represent a fair approximation of the actual cost to compensate Contractor for shared resources used in the Work. Contractor's proposal shall include supporting analysis. Upon Owner's Approval of such methodologies, Contractor shall administer them.

                           6.4.3.2 Contractor and Owner shall have the right at any time to request a review of the cost allocation methodologies if

                  6.4.4 Costs of Other Materials and Equipment. Temporary Facilities and Related Items.

                           6.4.4.1  Costs, including transportation,
                                    installation, maintenance, dismantling and removal of materials, supplies, temporary facilities, machinery. equipment, and hand tools not customarily owned by the construction workers, which are provided by the Contractor at the Site and are fully consumed in the performance of the Work. Cost less salvage value on such items if not fully consumed, whether sold to others or retained by the Contractor.

                           6.4.4.2 Rental charges for temporary facilities, machinery, equipment, and hand tools not customarily owned by the construction workers, which are provided by the Contractor at the site, whether rented from the Contractor or others, and costs of transportation, installation, minor repairs and replacements, dismantling and removal thereof. Rates and quantities of equipment rented shall be subject to the Owner's prior approval.

                           6.4.4.3  Costs of removal of debris from the Site.

                           6.4.4.4 Costs of business-related (non-personal) telegrams and long-distance telephone calls, postage and parcel delivery charges, telephone service at the site and reasonable petty cash expenses of Project Headquarters.

                           6.4.4.5 That portion of the reasonable travel and subsistence expenses of the Contractor's personnel incurred while traveling in discharge of duties connected with the Work. Such expenses shall not exceed Contractor's Travel and Assignment policy attached hereto as Appendix K.

                  6.4.5    Miscellaneous Costs.

                           6.4.5.1 That portion directly attributable to this Contract of premiums for insurance and bonds, except to the extent any coverage obtained is provided as part of the OCIP.

                           6.4.5.2 Sales, use, gross receipts, business and occupation or similar taxes imposed by a Governmental Person which are related to the Work and for which the Contractor is liable or required by any Governmental Person to charge the Owner in connection with any materials or Work.

                           6.4.5.3 Fees and assessments for building permits and for other permits, licenses and inspections which the Contractor is required to pay or charge as required by the Contract.

                           6.4.5.4 Fees of testing laboratories for tests required by the Contract, except those related to defective or nonconforming Work.

                           6.4.5.5 Royalties and license fees paid for the use of a particular design, process or product required by the Contract.

                           6.4.5.6 Deposits lost for causes other than the Contractor's fault or negligence.

                           6.4.5.7  Other costs specified in Appendix L.

                  6.4.6 Other Costs. Other costs incurred in the performance of the Work if and to the extent approved in advance in writing by the Owner.

                  6.4.7    Emergencies; Repairs to Damaged Work.

                           6.4.7.1 Costs incurred by the Contractor for the emergency repair of damaged Work.

                           6.4.7.2 Costs incurred taking action to prevent threatened damage, injury or loss in case of an emergency affecting the safety of persons or property.

                  6.4.8 Equipment for Project. Construction equipment, vehicles, testing equipment, computers and other equipment and services (e.g. office space, maintenance, etc.) which will be used solely for the Project and will be required by Contractor shall be leased or purchased from third party vendors using the following guidelines:

                           6.4.8.1 The equipment or services shall be acquired on behalf of Owner unless otherwise directed by Owner.

                           6.4.8.2 For equipment or service that Owner desires the Contractor to lease or purchase from third party vendors, Owner shall retain title/ownership. Upon completion of the Project (or at the point the service or equipment is no longer needed for the Project), Owner will determine whether to keep the equipment or service for its ongoing in the disposal as needed and the salvage value shall accrue to Owner.

                           6.4.8.3 Generally, lease or purchase from third party vendors is preferred unless it is demonstrated that leasing equipment or service from Contractor is more efficient. Owner shall retain the right to approve the method of acquisition for equipment or services.

         6.5 Costs Not to Be Reimbursed. The Cost of the Work shall not include:

                  6.5.1 Salaries and other compensation of the Contractor's personnel stationed at the Contractor's principal office or offices other than the Site office, except as specifically provided in Sections 6.4.1.2 and 6.4.1.3.

                  6.5.2 Expenses of the Contractor's principal office and offices other than the Site office, except as otherwise specified.

                  6.5.3 Overhead and general expenses, except as may be expressly included in Section 6.4.

                  6.5.4 The Contractor's capital expenses, including interest on the Contractor's capital employed for the Work, except as otherwise provided herein.

                  6.5.5 Rental costs of machinery and equipment except as specifically provided in Section 6.4.4.2.

                  6.5.6 Costs incurred due to the fault, negligence, error or omission of the Contractor, Subcontractors, Vendors or anyone directly employed, indirectly employed or representing any of them, including costs for correction of damaged, defective or nonconforming Work, disposal and or replacement of materials and equipment incorrectly ordered or supplied, and making good damage to property not forming part of the Work.

                  6.5.7    Any cost not specifically and expressly described in
                           Section 6.4.

                  6.5.8 The cost of Owner-Supplied Items or Rights of Way or anything else provided by Owner.

         6.6 Discounts, Rebates and Refunds. Cash discounts obtained in payments made by the Contractor shall accrue to the Owner. Trade discounts, rebates, refunds and amounts received from sales of surplus materials and equipment shall accrue to the Owner, and the Contractor shall make provisions so that they can be secured.

         6.7      The G&A Fee shall be    of the Cost of the Work and shall
                  compensate Contractor for the general and administrative expenses, services and Work performed under this Contract.

         6.8      The maximum Award Fee payable shall be    of the Cost of the
                  Work. The amount of the Award Fee which Contractor will receive will be based on Contractor's performance of the Work, as weighted and determined by Owner in accordance with Appendix "D", in the following areas:

                  6.8.1 Program Management: Timely and accurate reporting, estimating, drawing completion, material control, permitting and cooperation with Owner and the Oversight Engineer. See Appendix "E".

                  6.8.2 Safety: Preparation, coordination and compliance with all safety requirements of federal, state, local laws, rules and regulations and Rights of Way owners to ensure an accident free work environment. See Appendix "F".

                  6.8.3 Quality: Development, maintenance and reporting the evidence of a Quality Control Plan to ensure the integrity and durability of the Network.
                           See Appendix "G".

                  6.8.4 Cost: Timeliness and accuracy of estimates, cost projections, cost management, application of effective cost accounting and Contract Budget compliance. See Appendix "H".

                  6.8.5 Schedule: Timely preparation and maintenance of the Construction Schedule with the greatest emphasis on meeting or beating all milestones and Completion Dates. See Appendix "I".

         6.9 Owner's evaluation of the foregoing criteria shall be in Owner's sole and absolute discretion and not subject to determination by any other party or tribunal. If Contractor does not agree with Owners performance rating, Owner will re-evaluate the rating, but Owner's revised rating (if revised) is final.

         6.10 Upon completion of each Segment and as may be more frequently required by Owner, Contractor shall provide waivers and releases of lien and bond rights for itself, Subcontractors and Vendors.

         6.11 Within ten (10) Days of execution of the Contact, Contractor shall provide a labor rate schedule, specifying name and hourly/weekly rates and any addons, for key personnel of Contractor performing any Work. Charges which become part of the Cost of the Work for each such person shall be consistent with such schedule.

         6.12     The Base Fee shall be                of the Cost of the Work.


7        PROJECT COMPLETION TIMEFRAME

         7.1 Contractor shall perform all Work necessary so that the Final Acceptance of each Network in accordance with Section 20 is no later than the Completion Date specified in the relevant Construction Schedule, as approved by Owner. Time is of the absolute essence of this Contract. Completion Dates may be changed only with Owner's Approval.

         7.2 As the design and engineering progresses, Contractor shall subdivide the Work of each Network into manageable Segments as shown in the Construction Schedule approved by Owner. Each of these Segments shall have a Completion Date as they are incorporated into the Construction Schedule.

8        ITEMS FURNISHED BY OWNER

         8.1 Owner will furnish Rights of Way and real estate for the Project infrastructure.

         8.2 Owner will furnish the design criteria for the fiber optic cable and conduit system, and facilities.

         8.3 Owner will execute purchase agreements or otherwise procure the following materials in sufficient quantities to complete the Project, but reserves the right to direct Contractor to perform the bid and purchasing process for such items ("Owner-Supplied Items"):

                  8.3.1    duct;

                  8.3.2    fiber optic cable;

                  8.3.3    handholes;

                  8.3.4    manholes;

                  8.3.5    splice cases;

                  8.3.6    fiber splice panels;

                  8.3.7    fiber locate system; and

                  8.3.8    such other items as Owner determines to provide.

         8.4 With respect to any Owner-Supplied Items for which Owner has executed purchase agreements, Contractor shall issue delivery orders against said purchase agreements and incorporate these materials into the material control system required under
                  Section 3.2.6 to ensure compliance with the Construction Schedule.

         8.5 Owner will comply with Appendix "J" Response Times for Owners Approval attached hereto.


9        SCHEDULING AND QUALITY CONTROL

         9.1      Scheduling.

                  9.1.1 Scheduling of Construction. It shall be the obligation of Contractor to develop, assemble, coordinate and obtain Owner's Approval of a Construction Schedule for each Network or portion thereof as provided herein, which shall provide for Substantial Completion thereof and all Work related thereto by the Completion Date. Contractor shall prepare the Construction Schedule and prepare monthly updates and other reports specified herein. The critical path method ("CPM") type progress schedule shall be used to schedule the Work. Each Construction Schedule shall include a full definition of Work to be performed by Contractor, Subcontractors and Vendors and showing utilization of Owner-Supplied Items and Rights of Way. Each Construction Schedule shall be a fully resource and cost loaded precedence network plan utilizing a work breakdown structure ("WBS") for defining the scheduling hierarchy and provide for the planning and the execution of the Work. Each Construction Schedule shall be a resource-leveled schedule, which defines target dates in place of initially developed early/late start dates. Each Construction Schedule shall, in addition, be used for planning and monitoring the progress of the. All CPM Construction Schedules shall be done in the latest version of MS Project. Unless otherwise approved by Owner, all duration of activities for which Owner is responsible shall be the duration specified in this Contract.

                  9.1.2 Construction Schedule. Within thirty (30) Days after issuance by Owner of a Notice to Proceed with a Network or a portion thereof, Contractor shall submit each Construction Schedule in CPM format, in hard copy and on 3.5 inch data diskettes, which shall contain all data used to produce the Construction
                           Schedule in accordance with Section 9.1. The
                           Construction Schedule shall provide information to Owner detailing and describing all activities required to complete the Work, their duration and location. The type, WBS element, duration, location where the activity will be performed and its relationship to other elements of the Work shall be stated for each activity shown on the Construction Schedule. The Construction Schedule shall be prepared such that each activity is controlled, is capable of being measured and is provided with a sorting capability to the established WBS elements, performing organizations, dates, float and activity numbers. Each Construction Schedule shall incorporate as activities, Governmental Approvals, permits, submittals, samples and shop drawings that will be required for the Work. Design and construction activities shall be scheduled separately and preliminary and final design submittals shall be indicated as milestone events.

                  9.1.3 Allocation of Contract Budget and Cost of the Work. Contractor shall allocate such amounts among the scheduled activities defined by the Construction Schedule such that each activity has an allocation that accurately indicates the Contract Budget and Cost of the Work for such activity.

                  9.1.4 Representations. Review of Construction Schedules and updates by Owner shall not constitute a representation by Owner that the Work can be completed as shown on the Construction Schedule or updates. Construction Schedules and updates shall constitute a representation by Contractor as to how it envisions the Work to be accomplished.

                  9.1.5 Schedule Authorization. After each Construction Schedule has been developed and received Owner's Approval, Contractor shall use each Construction Schedule for the performance and completion of the Work and by both parties to this Contract for monitoring and determining actual progress and Cost of the Work. Each Construction Schedule shall be used to evaluate time impacts to the critical path of those events for which an adjustment of time is allowed under Section 11. A Construction Schedule may not be amended or modified without the prior written consent of Owner, except as provided in Section 9.1.6.

                  9.1.6 Revisions to the Construction Schedules. No change to a Completion Date for a Network may be made other than pursuant to Section 11. If Owner does not agree to an updated or revised Construction Schedule, and a dispute ensues, Contractor may upon notification to Owner, in the interim while the dispute is pending, amend or modify such Construction Schedule to correspond to the resources and rates of production to be used by the Contractor, but only for the purpose of Contractor's scheduling of its effort. The final resolution of the dispute shall be reflected in such Construction Schedule, and, if necessary, a recovery schedule will be prepared.

                  9.1.7 Orderly Progression of Work. Contractor shall at all times schedule and direct its Work so that it provides an orderly progression of the Work to completion within the specified time for completion and in general conformance with the Construction Schedule and revisions accepted by Owner.

                  9.1.8 Updates. Contractor shall review and update the progress of its Work each month for the duration of the Project. A Construction Schedule update meeting will be held each month by Owner and shall be attended by Contractor. At Owner's sole discretion more frequent updates may be required from time to time. Actual progress of the previous month will be recorded and future activities will be reviewed. Each Construction Schedule shall be updated for the purpose of determining:

                           9.1.8.1 actual physical percentage of completion of each Network;

                           9.1.8.2 proposed revisions to logic, duration, unit cost or unit productivity rates;

                           9.1.8.3 projected future start and Completion Dates; and

                           9.1.8.4 delays affecting the Completion Date for a Network;

                  9.1.9 Progress Summary. Contractor is responsible for having information and data at each monthly meeting to provide the verifications set out above. As a part of the monthly updating process, Contractor shall prepare a narrative progress summary describing the physical progress during the report period, plans for the forthcoming month, potential delays and problems, their estimated effect on performance and overall Project completion and an explanation of corrective action taken or proposed. Contractor shall submit two
                           (2) copies of the narrative progress report to Owner five (5) Business Days before each schedule update meeting.

                  9.1.10 Additional Information. At the monthly schedule meeting, Contractor shall also provide to Owner a copy of the following:

                           9.1.10.1 a ninety (90) Day computer look ahead tabular listing and bar chart schedule sorted by WBS component and activity start dates;

                           9.1.10.2 a bar chart schedule reflecting the activities shown on each
                                            Construction Schedule for the
                                            immediately succeeding six (6) month
                                            period;

                           9.1.10.3 an updated report that shows actual progress in obtaining permits as compared to each Construction
                                            Schedule;

                           9.1.10.4 a report, which shows Contractor's actual material and labor progress, as compared to each Construction Schedule;

                           9.1.10.5 a copy of data diskettes (3.5 - inch DS/HD) from which the monthly reports were prepared;

                           9.1.10.6 an updated design submittal schedule detailing submittals for the succeeding ninety (90) Days.

                           9.1.10.7 Additional information as may be requested to address questions that may arise.

                  9.1.11 A three (3) week look ahead schedule will be submitted for each Network on a weekly basis that indicates the two (2) forthcoming weeks and the previous week. If Contractor fails to meet the previous week's schedule,

                           Contractor shall provide a written explanation describing the cause of any deviation from the planned progress.

                  9.1.12 Recovery Schedule. Contractor shall furnish employees, materials, facilities and equipment to work such hours, including extra shifts, overtime, Sundays and holidays, as necessary to ensure the completion of Work in accordance with the Construction Schedule. If Contractor falls fifteen
                           (15) Days behind on any critical path activity shown on the Construction Schedule, or it becomes apparent that the Work may not be completed as scheduled, or that milestone dates may not be achieved as scheduled, Contractor shall prepare and submit a recovery schedule demonstrating Contractor's program and proposed plan to regain the lost schedule progress. After Owner and Contractor agree upon a recovery schedule, it will become a part of the Construction Schedule.

         9.2 Review by Owner. Contractor shall produce and Owner shall review all design and construction Documents. Owner's review of or comment upon or lack of review of or comment upon any Documents does not relieve Contractor from its obligation to complete the Project in accordance with this Contract. Review or release by Owner of any of the design and construction Documents shall not relieve Contractor of any of its obligations under this Contract.

         9.3 Design and Construction Documents. All design Documents required for the Work shall be sufficiently complete to allow Owner to review the design and authorize the start of construction of all elements of the Work. Owner's responses shall be delivered in accordance with Appendix "J".

         9.4      Quality Control Program.

                  9.4.1 Plan. Contractor shall establish and maintain procedures to ensure the quality of Work and the completed Project. The procedures shall apply to design, engineering, construction and procurement of the Work. The procedures shall be implemented by Contractor as a "Quality Control Plan" ("QCP") and shall contain information as specified herein or required by Owner. The QCP shall be submitted to Owner for Owner's Approval within forty-five (45) Days of the date of execution of this Contract. After Owner's Approval of the QCP, Contractor shall notify Owner in writing of any proposed changes. Proposed changes shall be subject to Owner's Approval in its sole discretion. The QCP shall include at a minimum the following:

                           9.4.1.1 a description of the quality control organization;

                           9.4.1.2  the name, qualifications, duties,
                                    responsibilities and authorities of each person assigned a quality control function;

                           9.4.1.3 a description of the responsibilities and a resume of experience of the QCP manager;

                           9.4.1.4 procedures for preparing, reviewing and presenting submittals, including those of Subcontractors, Vendors, offsite fabricators, suppliers and purchasing agents, to ensure they conform to Contract requirements;

                           9.4.1.5 testing frequencies and procedures for each specific test, to be submitted incrementally, as technical specification sections are prepared;

                           9.4.1.6 reporting procedures, including proposed reporting formats;

                           9.4.1.7 document control system and procedures showing how design, quality and discipline coordination will be achieved; and

                           9.4.1.8 names of testing firms to be used, with licenses as appropriate.

                  9.4.2 Documentation. Contractor shall maintain current records of quality control operations, activities, and tests performed including the Work of Vendors and Subcontractors. These records shall be in a form acceptable to Owner and indicate a description of Subcontractors and Vendors working on the Project, the number of personnel working, the weather conditions encountered, any delays encountered, and acknowledgment of deficiencies noted along with the corrective actions taken on current and previous deficiencies. In addition, these records shall include factual evidence that required activities or tests have been performed, including but not limited to the following:

                           9.4.2.1  type and number of quality control
                                    activities and tests involved;

                           9.4.2.2 results of quality control activities or tests;

                           9.4.2.3 nature of defects, causes for rejection, etc;

                           9.4.2.4  proposed remedial action; and

                           9.4.2.5  corrective actions taken.

                           Such records shall cover both conforming and defective or deficient features and shall include a statement that supplies and materials incorporated in the Work comply with this Contract. Legible copies of such records shall be furnished weekly to Owner.

                  9.4.3 Contractor shall not commence Work until Owner has accepted the QCP for that Work element.

                  9.4.4 Owner retains the right, but not the obligation, to direct the location and the timing of testing additional to that planned by Contractor.

10       NOTICE TO PROCEED, RIGHTS OF WAY.RELEASE AND CONSTRUCTION
         PROCEDURES

         10.1     Notice to Proceed.

                  10.1.1 Owner will issue a Notice to proceed ("Notice to Proceed") to authorize Contractor to proceed with the Work, or portions of the Work in respect of a Network, in numerous separate stages as Owner deems proper. Issuance of a Notice to Proceed shall constitute a release to Contractor of the Rights of Way described therein. Contractor shall not be authorized or obligated to proceed to perform or incur any Cost of the Work to perform any Work for which a Notice to Proceed has not been issued. Contractor shall review and inspect the Rights of Way and Immediately advise Owner of any inadequacy of which Contractor is aware or reasonably should be aware.

                  10.1.2 Owner may provide a Notice to Proceed with respect to Additional Rights of Way as they become available. Nothing in Section 10.1 shall limit Contractor's obligations to obtain all necessary licenses, permits and approvals, including without limitation Governmental Approvals, including without limitation all access permits necessary to construct on, under and over Rights of Way of other Governmental Persons or owners of Rights of Way to comply with the Construction Schedule. Contractor agrees to take or allow no action, which may impair or delay Owner in obtaining Rights of Way or which may tend to increase the cost for obtaining the Rights of Way or the compensation Owner may pay for Rights of Way. Owner shall advise Contractor of any Rights of Way issues of which it is aware which may impact the Cost of the Work.

                           10.1.2.1 Initial Rights of Way. The "Initial Rights of Way" are those Rights of Way selected and procured by Owner for the Project. Contractor shall design, engineer and plan its Work so that it can be constructed within the Initial Rights of Way whenever possible.

                           10.1.2.2 Additional Rights of Way. If, in order to accommodate Contractor's design, Rights of Way additional to Initial Rights of Way are desired, and if, in Owner's sole discretion, Owner agrees to acquire such additional Rights of Way, Owner shall provide them at Owner's expense whereupon they shall become "Additional Rights of Way."

                           10.1.2.3 Owner reserves the right to at its own discretion, to direct in writing Contractor to secure Additional Rights of Way on behalf of Owner.

                           10.1.2.4 If Contractor desires to incur Cost of the Work with respect to Rights of Way prior to Owner obtaining the requested Rights of Way, Contractor may request such access, which Owner may grant in its sole discretion.

                           10.1.2.5 Notices to Proceed with construction will be issued separately from Notices to Proceed with engineering and procurement.

                  10.1.3 Contractor acknowledges that as of the Effective Date, Owner has not secured Rights of Way for all portions of the Network.

         10.2 Commencement of Construction Work. Contractor will not perform any construction Work until all Governmental Approvals necessary for construction have been obtained, and Owner has determined that adequate Drawings and Specifications exist to allow observation of the Work by the Oversight Engineer and Owner.

         10.3 Review Period. Owner will issue a Notice to Proceed for Construction Work when all Governmental Approvals necessary for such Construction Work have been obtained, and Owner has determined that adequate Drawings and Specifications exist to allow observation of the Construction Work by the Oversight Engineer and Owner.

         10.4 Character of Employees. Contractor shall employ resources for completing the Work to full completion in the manner and time required by this Contract. All employees shall have the skill and experience and any licenses required to perform the Work assigned to them. Any Person employed by Contractor or by any Subcontractor who does not perform the Work in a proper and skillful manner or conducts himself or herself in a non-professional manner shall, at the written request of Owner, be removed by Contractor or such Subcontractor and shall not be employed on the Project without the approval of Owner.

         10.5 Inspection and Testing. All materials and every part of the Work shall be subject to inspection and testing by Owner. Owner and the Oversight Engineer shall be allowed access to all parts of the Work and shall be furnished with information and assistance by Contractor as required to make a complete and detailed inspection and perform any testing that such entity may deem appropriate. Prior to Substantial Completion, Contractor shall remove or uncover such portions of the finished Work as directed. After examination by Owner or the Oversight Engineer, Contractor shall restore the Work to the standard required by this Contract. If the Work thus exposed or examined conforms to the requirements of the Contract, uncovering, removing, and restoring the Work will be paid for as part of the Cost of the Work. If the Work exposed or examined does not conform to the requirements of the Contract, uncovering, removing, and restoring the Work shall not be part of the Cost of the Work. Any Work done or materials used without inspection by an authorized Owner representative may be ordered uncovered, removed, or restored at Contractor's expense unless Owner's representative failed to inspect the Work after having been given, reasonable notice in writing that the Work was to be performed. All inspections and all tests conducted by Owner or the Oversight Engineer are for the convenience and benefit of the Owner or the Oversight Engineer. These inspections, tests or any payment do not constitute acceptance of the materials, Work tested or Work inspected. Owner may reject or accept any Work or materials at any time prior to Substantial Completion whether or not previous inspections or tests were conducted by Owner or the Oversight Engineer.

         10.6 Removal of Unacceptable Work. Unacceptable Work is Work that does not conform to the requirements of this Contract. Unacceptable Work shall be removed and replaced so as to be acceptable to Owner at Contractor's expense and shall not be included in the Cost of the Work. The fact that Owner may not have discovered the unacceptable Work shall not constitute an acceptance of such unacceptable Work. Owner may cause unacceptable Work to be remedied or removed and replaced. Owner may deduct the cost of doing so from any monies due or to become due to Contractor.

         10.7     Utilities, Railway and Highway Crossings.

                  10.7.1 Contractor is responsible for the provision of all utilities necessary for construction and operation of the Project when completed. Contractor is also responsible for the relocation and the temporary provision of all utilities necessary to supply utility service to Contractor and other utility customers while existing utilities are being relocated by Contractor. Contractor shall honor and perform all obligations of Owner under all relocation agreements to the extent Owner advises Contractor of the same.

                  10.7.2 Where Contractor's operations are adjacent to utility property, which if damaged might result in any expense, loss, or inconvenience, Work shall not commence until Contractor shall have made arrangements for the protection of such property. Contractor shall make arrangements for the temporary use of railway and roadway crossings. Work performed by Contractor on railroad or roadway Rights of Way shall be performed to avoid interference with the movement of trains or traffic on the railroad tracks or traffic on the roadways. Contractor shall use care and caution in order to avoid accidents, damage, or unnecessary delay or interference with the railway company's trains or property or with public or private roadway traffic or property. Any loss of the nature to be prevented as described in this section shall be a Cost of the Work, subject to the following:

                           10.7.2.1 to the extent any such loss is not covered by insurance and is attributable to the negligence or willful misconduct of Contractor, it shall be at Contractor's sole cost and expense; and


                           10.7.2.2 to the extent any such loss is covered by insurance and is attributable to the negligence or willful misconduct of Contractor, any deductible shall be at
                                            Contractor's cost and expense.

                  10.7.3 Owner shall be entitled to and receive all rebates and recoveries of any nature and type arising from construction and relocation of utilities. When securing temporary and permanent utilities for the Project, Contractor shall arrange for the utilities based on usage indicated by Owner.

         10.8     Subcontracting and Purchasing.

                  10.8.1 Contractor shall pre-qualify all proposed Subcontractors and Vendors for submittal to Owner for Owner's Approval and obtain the Owner's Approval of all proposed Subcontractor and Vendor selections and agreements with a value greater than ten thousand dollars ($10,000). All Work to be subcontracted or purchased shall be in accordance with Owner-approved procedures. Contractor shall keep Owner advised of all of its bidding activities for subcontracts or purchase orders.

                  10.8.2 Each instruction evidencing any agreement of Contractor with any Subcontractor or Vendor shall provide that, pursuant to terms in form and substance satisfactory to Owner, the rights of Contractor under such instrument are assignable to Owner, its assigns, and their respective successors and assigns upon Owner's written request following default by Contractor and termination or expiration of this Contract, and all warranties of such Subcontractor or Vendor shall run to Owner and its assigns. Notwithstanding any subcontract or agreement with any Subcontractor or Vendor, Contractor is solely responsible for the Work, and no portion thereof shall be unfinished or incomplete and the Project milestones identified in each Construction Schedule shall not be delayed due in whole or in part to any disagreement between or among Subcontractors or between any Subcontractor or Vendor and Contractor. No subcontract or purchase order shall bind or purport to bind Owner. Contractor shall include in each of its subcontracts and material supply agreements terms that are substantially similar to those contained in Sections 11, 12 and 13. Contractor shall provide to Subcontractors and Vendors, as appropriate, copies of those provisions of this Contract which the Subcontractor or Vendor shall be bound on a flowdown basis, as they relate to such Person's portion of the Work.

                  10.8.3 Contractor shall not utilize as a Subcontractor or Vendor any Person whom Contractor owns or controls or with which it is affiliated without specific advance written approval by Owner.

                  10.8.4 Unless waived by Owner, Contractor shall require each Subcontractor to provide a payment and performance bond in a format acceptable to Owner and executed by a Surety.

         10.9 Use of Explosives. Explosives shall not be used in the prosecution of the Work without prior written approval of Owner.

         10.10 Protection and Restoration of Property and Landscape. Contractor shall preserve private and public property and protect it from damage. Land monuments and property marks shall not be disturbed or moved until their location has been witnessed or referenced and their removal approved. Contractor shall restore damaged or injured property, at Contractor's expense, to a condition similar or equal to that existing before the damage or injury occurred, by repairing, rebuilding, or restoring the property.

         10.11 Limitation on Work Hours. Contractor shall comply with state and local laws and policy with respect to work hours.


11       CHANGES IN THE WORK

         11.1     Change Order.

                  11.1.1 Owner may, at any time and from time to time and without notice to any Surety, authorize changes in the Work, including but not limited to changes to the Warranties or increase the Work or decrease the Work, through issuance of a "Change Order".

                  11.1.2 In the event that Owner issues a Change Order, Owner shall advise Contractor of same and Owner and Contractor shall then promptly consult concerning the estimated cost and impact on the relevant Contract Budget and Construction Schedule of implementing the Change Order. Any Change Order for engineering or design Work will be issued separately from a Change Order for Construction Work.

                           11.1.2.1 Following such consultation, Owner may
                                    request, and Contractor shall promptly
                                    prepare, a detailed estimate relating to the contemplated change including, a modification to the Work, projected modification of the relevant Contract Budget, a detailed identification of the effect on the Cost of the Work.

                           11.1.2.2 Contractor shall notify Owner of any effect
                                    such change could be expected to have on any Completion Dates for a Network, on the relevant Construction Schedule, on any other relevant Construction Schedule and on Contractor's ability to comply with any of its obligations hereunder, including the Warranties.

                           11.1.2.3 Contractor shall provide the information
                                    required in Sections 11.1.2.1 and 11.1.2.2 in a form acceptable to Owner which shall be referred to as a "Change in the Work Form." If the parties reach agreement on the matters listed in a Change in the Work Form, such form shall be amended, if necessary, to reflect such agreement and Owner shall endorse the same "Accepted by Owner." Contractor shall promptly adjust (with approval of Owner) the relevant Construction Schedule and any other exhibits and

                                    Construction Schedule requiring adjustment to indicate the effect of the change so agreed. Each Change in the Work Form, once approved in accordance with this Section 11.1.2, shall become a part of the relevant Change Order.

                  11.1.3 Owner and Contractor shall use their best efforts to agree upon the change to the relevant Contract Budget as a result of any Change Order. Contractor shall proceed with a change as ordered by Owner. No change in a Contract Budget shall result from a change which does not materially affect the Cost of the Work. In the event Owner and Contractor are unable to agree on whether a change will materially affect the Cost of the Work or the applicable Completion Date for a Network, Contractor shall separately record such costs and the time associated therewith. Nothing in this Section 11.1.3 shall alleviate, diminish, or modify in any respect Contractor's obligations under this Contract.

                  11.1.4 Contractor may request that Owner consider a Change Order for the Work. A request by Contractor for a Change Order shall be made by written Notice. Supporting data in the form of a Change in the Work Form shall be delivered within ten (10) Business Days of the request. The Change in Work Form shall be accompanied by a written statement that the amount requested includes all known costs amounts including direct, indirect, and consequential costs, and all impacts to the relevant Construction Schedule and any Completion Dates. Contractor shall not make any changes in the Work (including such changes that have no net cost effect on the Contract Budget) without the prior written consent of Owner. Owner may withhold its consent in its absolute discretion.

         11.2     Extensions of Time.

                  11.2.1 The Completion Date for a Network may only be changed as a result of the existence or occurrence of a Force Majeure Event if such event results in a change in the duration of the critical path as set forth in the relevant Construction Schedule. All requests pursuant to Section 11.2.1 for changes to a Completion Date shall include an analysis showing the actual impact of the event on the Construction Schedule and affected Completion Date or Final Acceptance Date. No adjustments to a Completion Date pursuant to this
                           Section 11.2.1 shall be allowed if the event did not directly affect the critical path indicated in the Construction Schedule. As a condition precedent to Owner providing an adjustment in accordance with this
                           Section 11.2.1, Contractor must notify Owner in writing of any such request within seven (7) Days of the first discovery of the occurrence of said Force Majeure Event and must update this notification in writing every five (5) Days. Within ten (10) Days of the termination of the said Force Majeure Event, Contractor shall submit a written request for change. If notification and request for change to the relevant Completion Date is not received within the time limits identified above, the critical path shall be considered unaffected by the occurrence or existence of the Force Majeure Event, and Contractor shall forfeit all rights to an adjustment to such Completion Date.

                  11.2.2 Rights of Way Release Delay. Adjustments to a Completion Date shall not be allowed if a delay did not affect the critical path indicated on the relevant Construction Schedule. Contractor shall not be entitled to any extension of a Completion Date to the extent that the release of Rights of Way is delayed by reason of the fault, negligence, act or failure to act of Contractor, any Subcontractor, any Vendor or any other Person for whom any of them may be responsible. As a condition precedent to Owner providing an adjustment other than a day-for-day extension to a Completion Date in accordance with this Section 11.2.2, Contractor must notify Owner in writing of any such request within seven (7) Days of first discovery of a delay in issuance of a Notice of proceed with respect to Rights of Way affecting the critical path and resulting in a seasonal restraint. Within ten (10) Days of the termination of the seasonal restraint, Contractor shall submit a written request for change. If notification and request for change to a Completion Date is not received within the time limits identified above, the critical path shall be considered unaffected by the occurrence of the seasonal restraint and Contractor shall forfeit all rights to an adjustment to such Completion Date.

                  11.2.3 Notwithstanding any other provision contained herein, no Completion Date shall be adjusted for normal inclement weather. Contractor shall be entitled to an extension of time only if Contractor can substantiate that there was greater than normal inclement weather considering the full term of this Contract and using a ten-year average of accumulated record mean values from climatological data compiled by the U.S. Department of Commerce National Oceanic and Atmospheric Administration for the locale of the relevant Network, and that such alleged greater than normal inclement weather lengthened the critical path indicated in the relevant Construction Schedule. The time for completion shall be extended by the appropriate number of calendar days as determined from the aforesaid data and schedule analysis.

         11.3     Additional Costs

                  11.3.1 Change in Law: Scope. If, as a result of any Change in Law requiring a material change in the Work, the Cost of the Work for a Network will exceed the relevant Contract Budget, the Contract Budget with respect thereto may be increased in accordance with this Section 11.3.l. All requests for increases in a Contract Budget under this Section 11.3.1 shall include an analysis showing the actual impact of the Change in Law on the Cost of the Work. No increase in a Contract Budget shall be allowed if the Change in Law did not directly increase the Cost of the Work. As a condition precedent to Owner providing such an increase, Contractor must notify Owner in writing of any such request within ten (10) Days of obtaining knowledge of such Change in Law. Within thirty (30) Days of the date of such request, Contractor shall provide Owner with the analysis of the actual impact of such Change in Law referenced above. If notification and the analysis are not received within the time limits identified above, the Contract Budget will be considered unaffected by the Change in Law and Contractor shall forfeit all rights to an increase in the Contract Budget with respect thereto. Any increase in a Contract Budget in accordance with this Section 11.3.1 shall be limited to the additional costs reasonably incurred by Contractor which are directly attributable to and which would not have been incurred but for the Change in Law giving rise to such request.

         11.4 Hazardous Substances. In the event the Contractor encounters on the Site material reasonably believed to be a Hazardous Substance which has not been rendered harmless, the Contractor shall immediately stop Work in the area affected and report the condition to the Owner in writing. Work in the affected area shall not thereafter be resumed except by written agreement of the Owner and Contractor if in fact the material is a Hazardous Substance and has not been rendered harmless. The Work in the affected area shall be resumed in the absence of a Hazardous Substance or when it has been rendered harmless by written agreement of the Owner and Contractor. Owner shall provide Contractor information in its possession or of which it is aware concerning Hazardous Materials at the Site. Contractor shall not be required to perform Work in connection with Hazardous Substances absent mutual agreement of Owner and Contractor with respect thereto.

         11.5 Acceleration. Notwithstanding any other provisions herein, in the event any extension of a Completion Date is properly due under this Contract, regardless of the provision of this Contract under which such extension arises, Owner shall have the right, in its sole discretion, to decide whether to permit the extension, relief or to require Contractor to implement a recovery schedule which does not include any time extension or relief. At Owner's request, Contractor shall prepare and submit to Owner with its request for time extension or relief at least two (2) alternative Change in the Work Forms setting forth the proposed cost of additional Work to implement the recovery schedule, both with and without a time extension or relief. If Owner elects to implement the recovery schedule in lieu of an extension of the affected Completion Date or relief, Owner shall issue a Change Order adjusting the relevant Contract Budget to account for additional costs resulting from all steps necessary to accelerate the Work and implement the recovery schedule.

         11.6 Failure of Owner and Contractor to agree to any adjustment under this Section 11 shall be a dispute under Section 18. However, nothing in this Section 11 shall excuse Contractor from expeditiously proceeding with the Work required under this Contract as changed pursuant to a Change Order.

12       TERMINATION FOR CONVENIENCE

         12.1 Owner may, in its sole discretion, terminate this Contract and the performance of the Work in whole or, from time to time, in part, if Owner determines that a termination is in Owner's best interest. Owner shall notify Contractor of its decision to terminate by delivering to Contractor a written Notice of such termination (a "Notice Of Termination") specifying the extent of termination and the effective date.

         12.2 Contractor may, in its sole discretion, terminate this Contract if Contractor determines that a termination is in Contractor's best interest. Contractor shall notify Owner of its decision to terminate by delivering to Owner a written Notice of such termination (a "Notice Of Termination") at least sixty (60) Days prior to the effective date.

         12.3 In the event either party has given a Notice of Termination, and except as directed by Owner, Contractor shall immediately proceed with the following obligations, regardless of any delay in determining or adjusting any amounts due under this clause:

                  12.3.1   stop Work as specified in the Notice.

                  12.3.2 issue no further subcontracts or purchase orders for materials, services, or facilities, except as necessary to complete the continued portion of the Contract.

                  12.3.3 terminate all subcontracts and purchase orders to the extent that they relate to the Work terminated.

                  12.3.4 with approval of and at the direction of Owner, settle all outstanding liabilities and termination settlement proposals arising from the termination of subcontracts and purchase orders or assign to Owner, all of Contractors rights, titles, and interests in the subcontracts terminated, in which case Owner shall have the right to settle or to pay any termination settlement proposal arising out of those terminations.

                  12.3.5 as directed by Owner, Contractor shall transfer title and deliver to Owner the fabricated parts, unfabricated parts, Work in process, completed Work, supplies, other material produced or acquired for the Work terminated, completed or partially completed plans, drawings, information, and other property that, if this Contract had been completed, would be required to be furnished to Owner.

                  12.3.6 complete performance in accordance with this Contract of all of the Work not terminated.

                  12.3.7 take any action that may be necessary, or that Owner may direct, for the protection and preservation of the property related to this Contract that is in the possession of Contractor and in which Owner has or may acquire an interest.

                  12.3.8 use its best efforts to sell, only as authorized by Owner, any property of the types referred to in subparagraph 12.3.5 above provided. However, Contractor is not required to extend credit to any purchaser and may acquire the property under the conditions prescribed and at prices approved by Owner. The proceeds of any transfer or disposition will be applied to reduce any payments to be made by Owner under this Contract or paid in any other manner directed by Owner.

         12.4 Contractor shall submit to Owner a list of termination inventory not previously disposed of and excluding items authorized for disposition by Owner. Within forty-five (45) Days of receipt of this list, Owner will accept title to those items.

         12.5 After termination, Contractor shall submit a final termination settlement proposal to Owner, which includes wind down cost, pro-rata portions of the G&A Fee and Base Fee and an adjusted Award Fee in the form and with the certification prescribed by Owner. Contractor shall submit the proposal promptly, but no later than ninety (90) Days from the effective date at termination, unless extended in writing by Owner upon written request of Contractor within such ninety (90) Day period. However, if Owner determines that the facts justify it, a termination settlement proposal may be received and acted on after ninety (90) Days or any reasonable extension thereof. If Contractor fails to submit the proposal within the time allowed, Owner may determine, on the basis of information available, the amount, if any, due Contractor because of the termination and shall pay the amount determined.

         12.6 With respect to terminated Work, Contractor shall be paid the Cost of the Work, the G&A Fee and Base Fee applicable thereto incurred prior to the effective date of the termination, and such amount of the Award Fee as Owner deems proper in its sole and absolute discretion. However, the total amount paid to Contractor for the Cost of the Work may not exceed the Contract Budget with respect thereto as reduced by the amount of payments previously made. The Contract shall be amended, and Contractor paid the agreed amount.

         12.7 In no event shall Contractor be entitled to any lost profits or other consequential or indirect damages as a result of a partial or complete termination, or any breach of this Contract by Owner.

13       SUSPENSION OF ALL OR PART OF WORK

         13.1 Owner may at any time and for any reason, order, in writing, Contractor to suspend, all or any part of the Work required under this Contract for the period of time that Owner determines appropriate for the convenience of Owner.

         13.2 If the performance of all or any part of the Work is suspended pursuant to Section 13.1 by an act of Owner in the administration of this Contract and affects the critical path of Work, by Owner's failure to act within the time specified in this Contract (or within a reasonable time if not specified), an adjustment in the relevant Contract Budget or Completion Date shall be made pursuant to a Change Order for any increase in the cost or time for the performance of this Contract necessarily caused by the suspension by Owner.

         13.3 No change of a Contract Budget or Completion Date shall be made under this Section 13 based on any suspension caused by Owner if Contractor's performance would have been so suspended by any other cause, including the fault or negligence of Contractor, a Subcontractor, a Vendor or anyone for whom any of them may be responsible, or for which a price adjustment or extension of any Completion Date is provided for or excluded under any other term or condition of this Contract.

         13.4 During periods that Work is suspended, Contractor shall be responsible for the Work under this Contract and shall prevent damage to the Project, provide for drainage, and shall erect necessary temporary structures, signs, or other facilities required to maintain the Project. During any suspension period, Contractor shall maintain in a growing condition all newly established plantings, seedlings, and soddings furnished under the Contract, and shall protect new tree growth and other vegetative growth against injury.

14       [NOT USED]

         14.1     Not Used.

15       INSURANCE

         15.1 Owner Controlled Insurance Program. Owner, through its Owner Controlled Insurance Program ("OCIP"), will provide at its expense (which shall not be part of the Cost of the Work) certain insurance coverages for Contractor and certain Subcontractors, after completion of the enrollment process for Contractor and eligible Subcontractors. In addition to any insurance provided by Owner, Contractor shall be responsible for providing certain insurance as specified below.

         15.2 Coverage to be Provided by Owner. The coverages to be provided through the OCIP (the "Coverages") include builders' risk property insurance, commercial general liability insurance (excluding automobile liability), railroad protective liability as required by the railroads and statutory workers' compensation insurance and employer's liability insurance, as more specifically described below. The Coverages provided will apply to the operations of Contractor and each eligible and enrolled (as hereinafter described) Subcontractor and other insureds at the Site. Off-Site operations of Contractor and eligible Subcontractors in performance of Work will be covered only if all operations at such site are identified and solely dedicated to the Work. Contractor shall be responsible for advising Owner of its intention to establish a dedicated off-site location, and to request OCIP coverage approval for such sites or operations. The coverage provided by Owner will be subject to terms, conditions and other provisions, including exclusions and limitations, contained in the insurance policies issued to Owner.

                  15.2.1 Liability Coverage. The OCIP will provide the following liability coverage to Contractor and all eligible and enrolled Subcontractors during the period starting on the date of issuance of the Notice to Proceed for Contractor (or such other date as mutually agreed) and for each eligible and enrolled Subcontractor starting on the date of commencement of Work by such Subcontractor, and ending on the Final Acceptance Date (or other period specified below):

                           15.2.1.1 Commercial general liability (including umbrella or excess liability coverage as necessary to achieve required limits) for bodily injury, property damage, personal injury and advertising injury, including contractual liability, completed operations and products liability:
                                            Limits will be $100,000,000 per
                                            occurrence; with general aggregate
                                            limits of $100,000,000 and
                                            products/completed operations
                                            aggregate limits of $100,000,000.
                                            Limits are annual limits of
                                            liability shared by all insureds.
                                            Primary coverage will use Insurance
                                            Services' Office commercial general
                                            liability "occurrence" form CG 0001
                                            (or its equivalent) specifically
                                            including coverage for liability
                                            arising out of an agreement or
                                            contract in connection with
                                            construction or demolition
                                            operations on or near any railroad,
                                            with no exclusion for explosion,
                                            collapse or underground hazards. No
                                            coverage will be provided for
                                            products liability for any product
                                            manufactured, assembled, or
                                            otherwise worked upon away from the
                                            Site, unless such manufacturing or
                                            assembly is expressly required by
                                            the terms of the Contract.
                                            Products/completed operations
                                            coverage will remain in effect for
                                            ten (10) years from the date of
                                            Final Acceptance. The limit of
                                            liability for the extended
                                            products/completed operations
                                            coverage applies as a one (1) time
                                            separate aggregate limit for the
                                            entire period of the ten-year
                                            extension. The addition of insureds
                                            shall not operate to increase such
                                            limit. Coverage also includes sudden
                                            and accidental pollution occurrences
                                            subject to compliance with certain
                                            notification requirements.

                           15.2.1.2 Railroad protective liability: as required by the railroad agreements.

                  Owner shall demand reinstatement of any limits of liability, which have been exhausted due to claim of Owner's other contractors. Owner shall use best efforts to notify Contractor in the event annual aggregate reserves are less than $50,000,000.

                  15.2.2 Workers' Compensation Coverage. During the period commencing on the date of issuance of the Notice to Proceed (or such other date as mutually agreed) and ending on the Final Acceptance Date, Contractor and all eligible and enrolled Subcontractors will, at Owner's expense, be covered under the applicable laws relating to workers' compensation and employer's liability insurance, for all of their employees performing construction Work at the Site and at dedicated off-Site locations approved by Owner and its insurer except as specified below. Contractor and each eligible and enrolled Subcontractor will be issued a separate workers' compensation employer's liability policy which will continue until the earlier to occur of the Final Acceptance Date or until all Site activities have been completed. No coverage will be provided for any warranty or other Work performed following Final Acceptance. In no event shall the provision of the Coverages or the OCIP render Owner an employer with respect to Contractor or Subcontractor.

                           15.2.2.1 Owner will not provide workers' compensation
                                    coverage in any of the monopolistic state fund states, or Canada. Contractor must provide its own workers' compensation coverage in these states or Canada.

                  15.2.3 Property Insurance. The OCIP will include builder's risk property insurance, which shall protect against property loss as specified below during the period starting on the date of issuance of the Notice to Proceed and ending on the Final Acceptance Date.

                           15.2.3.1 Minimum Scope. The property insurance will
                                    cover all real and tangible personal
                                    property to be incorporated into the Work for "all risks" of loss, subject to standard policy terms, conditions and exclusions, covering all buildings, structures, fixtures, materials and supplies at the Site including inland transit and off-Site storage.

                           15.2.3.2 Exclusions. The OCIP property insurance will
                                    not cover any personal property of
                                    Contractor or Subcontractor, including
                                    tools, equipment, scaffolding, staging
                                    towers, and forms, rented or owned by
                                    Contractor or any Subcontractor, the capital value of which is not included in the Cost of the Work or any shanties or other structures erected for the sole convenience of the workers. Owner will not be responsible for any loss or damage to said excluded items, and the indemnifications by Contractor set forth in the Contract shall include any claims or causes of actions brought by any Person as a result of loss or damage to such excluded items.

         15.2.4 Contractor and Owner Responsibility for Deductibles and Self-Insured Retentions. Owner will be responsible for deductibles or self-insured retentions with respect to the Coverages. However, Owner's responsibility will apply only after Contractor has paid any amounts for loss or damage specified below, irrespective of the actual insurance policy deductible. Contractor's obligation to pay these amounts (which shall not be part of the Cost of the Work) shall remain uninsured and will not be covered by the OCIP Coverages.

                           15.2.4.1 Commercial General Liability Policy. With
                                    respect to any claims under the policy
                                    described in Section 15.2.1.1, Contractor shall pay the first $5,000 per occurrence to the extent losses payable are attributable to acts or omissions of Contractor, its employees, agents, officers or Subcontractors or any other Persons performing any of the Work for whom Contractor may be contractually or legally responsible.

                           15.2.4.2 Builders' Risk. With respect to any claims
                                    under the policy described in Section
                                    15.2.3, Contractor shall pay the first
                                    $25,000 per occurrence for all perils to the extent losses payable are attributable to acts or omissions of Contractor, its employees, agents, officers or Subcontractors or any other Persons performing any of the Work for whom Contractor may be contractually or legally responsible.

                  15.2.5 Eligibility of Subcontractors for Coverage. Subcontractors shall be eligible for coverage under the OCIP only if they perform Work at the Site and/or a pre-approved dedicated off-Site location. With respect to the worker's compensation and employer's liability policies, coverage will be provided only for certain workers, as specified in Section 15.2.2. No insurance coverage provided by Owner under the OCIP shall extend to the activities or products of the following:

                           15.2.5.1 any person and/or organization that
                                    fabricates and/or manufactures products, materials and/or supplies away from the Site;

                           15.2.5.2 any architect, engineer, soil tester, or
                                    surveyor and their consultants except where required by Contract;

                           15.2.5.3 truckers, material dealers, vendors,
                                    suppliers, and owner/operators (independent contractors), whose operations(s) and/or employee(s) is/are engaged solely in the loading, hauling and/or unloading of material, supplies and/or equipment to or from the Site;

                           15.2.5.4 unless such employee(s) is/are dedicated
                                    full time to the Work, as evidenced by
                                    payroll records, any employee(s) of an
                                    enrolled Contractor or Subcontractor of any tier, which is/are engaged solely in the loading, hauling and/or unloading of material, supplies and/or equipment to or from the Site;

                           15.2.5.5 any employee(s) of an enrolled Contractor
                                    and Subcontractor of any tier, that does not work and/or generate payroll at the Site;

                           15.2.5.6 any employee(s) of an enrolled Contractor
                                    and Subcontractor of any tier, that
                                    occasionally visits the Site to make
                                    deliveries, pick up supplies and or
                                    personnel, to perform supervisory and/or progress inspection, or for any other reason,

                           15.2.5.7 any day labor employees (labor service
                                    employees whose coverage is provided by
                                    their employer); or

                           15.2.5.8 any other entity specifically determined by
                                    Owner to be excluded.

                  15.2.6 Cooperation. Contractor and all Subcontractors shall cooperate fully in the implementation and administration of the OCIP and provide any information or records requested by Owner or its insurance representative regarding all aspects of the OCIP, including claims, audit, payroll records and safety procedures. Delays in reporting information to Owner or its insurance representative will result in delays in payment to Contractor. Contractor and all Subcontractors shall comply with the terms and conditions of the Coverages.

                  15.2.7 Verification of Coverage. Contractor shall acknowledge that it has received copies of binders or other appropriate evidence of coverage with respect to the OCIP. Owner will deliver copies of each original workers' compensation policy to Contractor promptly upon Owner's receipt thereof.

         15.3 Insurance Coverage to be Provided by Contractor and Subcontractors. Contractor shall provide insurance as described herein and ensure that all Subcontractors provide insurance as described herein, and shall ensure that all such insurance is maintained in full force and effect as specified herein from the date of issuance of the Notice to Proceed to the date of expiration of the warranty period hereunder. All insurance is to be placed with insurers admitted as such at the locations of the Work with an A.M. Best and Company rating level of A- or better, Class VII or better, or as otherwise approved by Owner in its sole discretion.

                  15.3.1 Required Coverage. Contractor and Subcontractors shall provide and maintain liability insurance as specified below. Contractor's commercial general liability insurance for off-Site exposures, automobile liability and aircraft liability (if applicable) policies shall protect Contractor, and to the extent of Contractor's indemnity obligations contained in the Contract protect Owner, and any other persons required in writing to be added as additional insureds to Contractor's coverage.

                  15.3.2 Minimum Scope. Liability insurance shall include the following (or broader) coverage.

                           15.3.2.1 Insurance Services Office commercial general
                                    liability coverage "occurrence" form CG 0001
                                    (Ed. 11/88), or its equivalent, with no
                                    exclusion for explosion, collapse or
                                    underground hazards, only as respects
                                    Contractor operations and exposures
                                    off-Site;

                           15.3.2.2 Insurance Service Office form number CA 0001
                                    (Ed. 1/87) or equivalent covering Automobile
                                    Liability, including hired and non-owned automobile liability;

                           15.3.2.3 workers' compensation insurance complying
                                    with the applicable worker's compensation laws, including employer's liability, specifically limiting coverage to exclude payroll covered under the OCIP. Contractor and Subcontractors must supply workers' compensation coverage in all monopolistic state fund states and Canada;

                           15.3.2.4 aircraft liability insurance in all cases
                                    where any aircraft is used on the Project that is owned, leased or chartered by Contractor or any of its employees, agents, officers, or Subcontractors or other Persons for whom Contractor may be legally or contractually responsible, protecting against claims for damages resulting from such use. The policy shall include coverage for hull damage covering the aircraft hull, engines and all aircraft equipment for "all risks" of damage for the full replacement of the aircraft, and liability insurance for bodily injury (including death), passenger liability and property damage liability. Any aircraft intended for use in performance of the Work, the aircraft crew, flight path and altitude, including landing of any aircraft on the Site or on any property owned by Owner shall be subject to review and acceptance by Owner prior to any such usage occurs. If any aircraft are leased or chartered with crew and/or pilot, evidence of non-owned aircraft liability insurance will be acceptable but must be provided prior to use of the aircraft;

                           15.3.2.5 professional liability insurance policy
                                    (including errors and omissions). Such
                                    coverage shall be continued for a period of not less than three (3) years after acceptance of the completed Project by Owner and evidence to this effect will be provided to Owner in the form of annual certificates of insurance. Contractor shall cause its insurer for this coverage to notify Owner of any reduction in coverage or material change within thirty (30) Days of such change. Where professional services are performed by a Subcontractor, evidence of coverage from Subcontractor shall satisfy this requirement.

                  15.3.3   Limits. The limits for such policies are:

                           15.3.3.1 commercial general liability (for bodily
                                    injury, property damage, personal injury and advertising injury): $5,000,000 per occurrence and in the aggregate for Contractor and $1,000,000 per occurrence and in the aggregate for Subcontractors. Contractor shall provide this policy on a project specific basis, and the cost thereof shall not be a Cost of the Work.

                           15.3.3.2 automobile liability (for bodily injury and
                                    property damage): $5,000,000 per accident for Contractor and $1,000,000 per accident for Subcontractors.

                           15.3.3.3 workers' compensation and employer's
                                    liability (for bodily injury or disease):
                                    Statutory limits for workers' compensation and $1,000,000 per accident for employer's liability.

                           15.3.3.4 aircraft liability: $50,000,000 per
                                    occurrence.

                           15.3.3.5 professional liability: $10,000,000 per
                                    claim.

         15.4 Additional Coverage to be Provided by Contractor and Subcontractor. During (i) the period prior to Contractors/Subcontractors enrollment into the OCIP and (ii) the period following the Final Acceptance Date and prior to expiration of the warranty period hereunder, Contractor and Subcontractors shall maintain in full force and effect all insurance as specified in Section 15.3, covering all Work performed during such periods.

         15.5     Other Insurance Requirements.

                  15.5.1 Endorsements and Waivers. Liability insurance policies required to be provided by Contractor hereunder shall contain or be endorsed to contain the following provisions:

                           15.5.1.1 Owner, its members, directors, officers,
                                    employees and agents and such other parties as may be designated in writing shall, to the extent of Contractor's indemnity obligations contained in the Contract, be covered as additional insureds under Contractor's and Subcontractor's commercial general liability policies, up to the limits required in Section 15.3.3.l.

                           15.5.1.2 Contractor's and Subcontractor's commercial
                                    general and automobile liability insurance shall apply separately to each insured against whom a claim is made or suit is brought, except with respect to the limits of the insurer's liability.

                           15.5.1.3 Each policy (including the workers
                                    compensation and employer's liability
                                    policies) shall include a waiver of any
                                    right of subrogation against Owner, (and its members, directors, officers, employees and agents).

                           15.5.1.4 Each policy (including the worker's
                                    compensation and employer's liability
                                    policies) shall be endorsed to state that coverage shall not be suspended, voided, canceled or reduced in coverage or in limits except after sixty (60) Days' prior written notice by certified mail, return receipt requested, has been given to Owner. Such endorsement shall not include any limitation of liability of the insurer for failure to provide such notice.

                  15.5.2   Verification of Coverage.

                           15.5.2.1 Contractor agrees to deposit with Owner, on
                                    or before the date of issuance of the Notice to Proceed, certificates of insurance and required endorsements for all policies required to be provided under Section 15.3.

                           15.5.2.2 Not less than fifteen (15) Days prior to the
                                    expiration date of any policy of insurance required by Section 15.3, Contractor shall deliver to Owner a binder or certificate of insurance with respect to each renewal policy. Required endorsements and certificates of insurance applicable to each renewal policy shall be delivered to Owner within thirty (30) Days of the renewal date.

         15.6 Owner's Right to Remedy Breach by Contractor. If Contractor fails to provide insurance as required herein, Owner shall have the right but not the obligation, to purchase such insurance. In such event Owner shall be entitled to withhold any premiums paid from such amount which may currently be due Contractor or which shall become due Contractor in the future.

         15.7 Disclaimer. Contractor acknowledges that Owner is not an agent, partner or guarantor of the OCIP insurers, and is not responsible for any claims or disputes between Contractor or its Subcontractors and the OCIP insurers. Contractor shall obtain a similar acknowledgment from all Subcontractors covered by the OCIP. Any type of insurance coverage or increase in limits not provided by the OCIP which Contractor or its Subcontractors require for their own protection or on account of statute, will be the responsibility of Contractor and each Subcontractor at its own expense. The Coverages are set forth in full in the respective insurance policy forms and the description of such policies contained herein or in Owner's project insurance manual are not intended to be complete or to alter or amend any provision of the actual insurance policies and in matters, if any, in which the description herein conflicts with such policies, the provisions of the actual insurance policies shall govern.

         15.8 Owner's Right to Modify Insurance Program. Owner reserves the option to exclude Contractor or any Subcontractor from the OCIP or to terminate the OCIP, in whole or in part, at any time upon ninety (90) Days' written notice to Contractor, and also reserves the option, at any time, to require additional insurance to be provided by Contractor/Subcontractor or to revise the requirements for Contractor/Subcontractor-provided insurance. Any such action shall be deemed an Owner directed change entitling Contractor/Subcontractor to an increase for the costs incurred by Contractor/Subcontractor due to such change (with an appropriate change to the Contract Budget) (i.e., the cost of procuring substitute coverage for the OCIP coverage no longer being provided and the cost of any additional insurance required to be provided by Contractor/Subcontractor. Contractor/Subcontractor shall provide to Owner all such information or records as may be required or helpful in determining Contractor's/ Subcontractor's costs.

         15.9 Subcontractor Insurance Requirements. Each subcontract with a Subcontractor eligible for OCIP coverage shall provide that the Subcontractor agrees to participate in the OCIP. Contractor shall ensure that all Subcontractors are required to comply with all applicable insurance requirements contained in the Contract and with all requirements imposed by the insurance policies. Contractor shall have sole responsibility for monitoring Subcontractor's compliance with such requirements. Contractor shall require each Subcontractor to include Owner and such other persons who are identified in writing to be added as additional insureds to Subcontractor's coverage. Owner and its designated agent shall have the right to contact Subcontractors directly in order to verify the above coverages.

         15.10    Other Conditions.

                  15.10.1 Dividends or Return Premiums. The cost of premiums for the Coverages will be paid by Owner. Owner will receive and pay, as the case may be, all adjustments in such costs by way of dividend, return premium, retrospective adjustment or otherwise. Contractor hereby relinquishes any claims to such dividends, retentions, retrospective premium adjustments or other form of return premium, and agrees to execute and deliver to Owner any and all instruments of assignment as may be requested by Owner to confirm its right to receive the same. Contractor shall obtain a similar relinquishment and agreement to provide further assurances from all Subcontractors eligible for OCIP coverage. Rights of cancellation of all policies provided to Contractor and Subcontractor by Owner are assigned to Owner.

                  15.10.2 Property Loss Insurance Proceeds. Contractor agrees, and shall obtain a similar agreement from all Subcontractors, that any insurance recoveries for property loss covered under the property insurance shall be for the account of Owner and payable to Owner.

                  15.10.3 Due Care Required. Nothing contained in this Section shall relieve Contractor or any Subcontractor of its obligation to exercise due care in the performance of the Work and to complete the Work in strict compliance with this Contract.

                  15.10.4 Disclaimer. Nothing contained in this Section shall in any way act as a limitation of the liability of Contractor, Subcontractor or anyone for whom any of them may be liable legally or contractually, for damage or injury, including death, which arises out of the obligations of Contractor, Subcontractor or any one for whom any of them may be liable legally or contractually, under this Contract or the applicable subcontract. Further, in no event shall the OCIP or Owner's decision to include or exclude any Work, Contractor or Subcontractors from or in the OCIP create any liability on Owner's part.

         15.11    Contractor Obligations.

                  15.11.1 Contractor shall enroll in the OCIP by obtaining the necessary information and forms from Owner or its designee. In addition, Contractor shall notify its Subcontractors of the procedure for enrolling in the OCIP. Contractor and its Subcontractors, of any tier, shall not commence work until all insurance requirements are met. These requirements in part include: Contractor furnishing (and causing each of its Subcontractor's at any tier to furnish) to Owner or its designee, in a form satisfactory to Owner, an estimate of labor costs (listed by Standard Workers' Compensation Insurance classification) to be incurred in connection with Work at the Site, other insurance related information that Owner or the insurer may need to effect and maintain Owner provided coverage.

                  15.11.2 Contractor shall not violate any conditions of the Coverages. All requirements imposed by the Coverages upon, and to be performed by, Contractor shall likewise be imposed on, assumed and performed by each of the Subcontractors. The Contractor agrees and will require each Subcontractor to agree to keep and maintain an accurate and classified record of its payroll data and information in accordance with the requirements of the insurance company or companies issuing the Coverages or as otherwise required. The Contractor and their Subcontractors agree to permit their books and records to be examined and audited periodically by the insurance company or companies issuing the Coverages, Owner or their respective representatives.

                  15.11.3 Contractor shall furnish each bidding and negotiating Subcontractor eligible for coverage under the OCIP, a copy of this Section 15 of the Contract and shall make the same requirement of their eligible Subcontractors.

                  15.11.4 Contractor will be required to participate in the claim reporting procedures of the OCIP. Contractor agrees to assist and cooperate in every reasonable manner possible in connection with the adjustment of all claims arising out of operations within the scope of the Work provided for by the applicable Contract, and to cooperate with the insurer in all claims and demands which Owner's insurers are called upon to adjust or to defend against. Contractor shall take all necessary action to assure that its Subcontractors, of all tiers, comply with any such request for assistance and cooperation.

                  15.11.5 Monthly Payroll Reports. All Contractors and their Subcontractors of all tiers shall submit monthly payrolls and worker-hour reports to Owner and/or its designee on the OCIP-3: OCIP Monthly On-site Payroll Report. The OCIP-3 reporting form will be provided to all Contractors and Subcontractors at time of enrollment into the OCIP. Failure to submit these reports may result in funds being held or delayed from monthly progress payments. An OCIP-3 must be submitted for each month, including zero (0) payrolls if applicable, until completion of the work under each contract. For those Contractors/Subcontractors performing Work under multiple Contracts, a separate Payroll Report is required for each Contract under which Work is being performed.

         15.12    Audit and Adjustment of Insurance Credits.

                  15.12.1 Owner, at its option and as applicable, may adjust the amount and monies due the Contractor as summarized below:

                  15.12.2  Initial Insurance Credit Eliminated from Bid.

                          15.12.2.1 Contractor and Subcontractors of any tier
                                    shall submit their bids excluding all cost for the Coverages described in Section 15.2. Contractor shall also identify those costs for insurance, which would be added back to its bid price should Owner elect to not include Contractor and/or Subcontractor in the OCIP. Contractor shall summarize its alternate cost for the Coverages to be provided by the OCIP, including Subcontractors of all tiers on the attached OCIP-1 and OCIP-2 forms.

                          15.12.2.2 If Owner elects to not include Contractor
                                    or any Subcontractor in the OCIP,
                                    Contractor's and/or Subcontractor's contract amount will be amended to include the insurance costs as indicated on the OCP-1 form.

                  15.12.3  Cost per Payroll Dollar Rate.

                          15.12.3.1 Upon acceptance of the Contractor in the
                                    OCIP, Owner and/or its designee will
                                    determine a cost per payroll dollar rate for the average cost of project site insurance based upon the information submitted on the OCIP-1 form. The cost per payroll dollar rate will be established by the following formula for the Work of each Contractor and each Subcontractor, of any tier, performed under this Contract.

                                    [Total Contractor Insurance Premiums
                                    multiplied by plus Award Fee percentage, Base Fee percentage & G&A Fee percentage)] divided by total payroll for the Contract cost = per payroll dollar rate.

16       INDEMNIFICATION

         16.1 To the fullest extent permitted by law, Contractor shall defend, indemnify and hold harmless Owner and the Oversight Engineer and any owner of Rights of Way required to be indemnified by Owner, their successors and assigns and their shareholders, officers, directors, agents and employees and any affected third party or political subdivision, from and against any and all claims, damages, losses, liabilities, costs and expenses, including attorneys' fees, resulting from claims of third parties to the extent such claims, damages, losses, liabilities, costs and expenses, including attorneys' fees arise out of, relate to or result from Contractor's breach or failure to perform in accordance with the Contract, or the negligence or willful misconduct of Contractor or anyone for whom it is responsible or liable. Such obligation shall not be construed to negate, abridge, or reduce other rights or obligations of indemnity, which would otherwise exist under this Contract.

         16.2 To the fullest extent permitted by law, Contractor shall defend, indemnify and hold harmless Owner, the Oversight Engineer and any owner of Rights of Way required to be indemnified by Owner, their successors and assigns and their shareholders, officers, directors, agents and employees, from and against any and all claims by any governmental or taxing Owner claiming taxes based on income of Contractor or any of its Subcontractors or Vendors or any of their respective agents or employees with respect to any payment for the work made to or earned by Contractor or any of its Subcontractors or Vendors or any of their respective agents or employees under this Contract.

         16.3 To the fullest extent permitted by law, Contractor shall defend and hold harmless Owner, the Oversight Engineer and any owner of Rights of Way required to be indemnified by Owner, their successors and assigns and their shareholders, officers, directors, agents and employees and any affected third party or political subdivision, from and against any and all claims, damages, losses, liabilities, costs and expenses, including attorneys' fees, arising out of or relating to the failure of Contractor, its employees, agents, officers, Vendors or Subcontractors or any other Persons performing any of the Work to comply with any applicable Governmental Rule.

         16.4 Contractor shall properly guard the Work and areas affected by the Work to prevent any person or persons from being injured by it or by the condition of the site, and shall in all respects comply with any and all provisions of the law and of local ordinances relating to the maintenance of danger signals, barriers, lights, and similar safeguards respecting falling materials and in and about all excavations, protruding nails, hoists, openings, scaffolding, stairways, other parts of the Work and adjacent areas where the same are required.

         16.5 To the fullest extent permitted by law, Contractor shall defend, indemnify and hold harmless Owner, the Oversight Engineer and any owner of Rights of Way required to be indemnified by Owner, their successors and assigns and their shareholders, officers, directors, agents and employees and any affected third party or political subdivision from and against any and all claims for infringement resulting from the use of any patented design, device, material or process, or any trademark or copyright, and shall indemnify Owner for any claims, damages, losses, liabilities, costs and expenses, including attorneys' fees, which it may become obligated to pay by reason of any infringement, during the prosecution or after the completion of the Project, except to the extent such claim arises out of Owner-Supplied Items. If Owner is enjoined from completion of the Project or any part thereof, or from the use, operation or enjoyment of the Project or any part thereof as a result of such claim or legal action or any litigation based thereon, Contractor shall promptly arrange to have such injunction removed at no cost to Owner. Owner's acceptance of Contractor's engineering design and/or proposed or supplied materials and equipment shall not be construed to relieve Contractor of any obligation hereunder.

         16.6 To the fullest extent permitted by law, Contractor shall defend, indemnify and hold harmless Owner, the Oversight Engineer and any owner of Rights of Way required to be indemnified by Owner, their successors and assigns and their shareholders, officers, directors, agents and employees from and against any and all Claims for non-payment filed in connection with the Work, including all expenses and attorneys' fees incurred in discharging any Claims for non-payment.

         16.7 The foregoing obligations shall not be construed to negate, abridge, or reduce other rights or obligations, which would otherwise exist in favor of a party indemnified hereunder.

         16.8     In claims against any person or entity indemnified under this
                  Section 16 by an employee of Contractor, a Subcontractor, a Vendor, anyone directly or indirectly employed by them or anyone for whose acts they may be liable, the indemnification obligation under this section shall not be limited by a limitation on amount or type of damages, compensation or benefits payable by or for Contractor or a Subcontractor under workers' or workmen's compensation acts, disability benefit acts or other employee benefit acts.

         16.9 In no event shall either party be liable to the other for any indirect, consequential, special, punitive or exemplary damages or lost profits, except to the extent such claims are included in third party claims for which indemnification is due hereunder. Without limiting Contractor's obligations with respect to the Work, Owner waives and releases Contractor for any damages for delay arising out of Contractor's failure to achieve a Completion Date.

         16.10 Indemnities against, releases from, assumptions of and limitations on liability expressed in this Contract, as well as waivers of subrogation rights, shall apply even in the event of the fault, negligence (whether active, passive, joint or concurrent) or strict liability of the party indemnified or released or whose liability is limited or assumed or against whom rights of subrogation are waived and shall be effective to, and only to, the maximum extent allowable by law and in the event such provision is determined to exceed the maximum scope allowed by law, said provision shall be interpreted and enforced so as to preserve the indemnity, release or limitation to the maximum extent allowable. Such indemnities against, releases from, assumptions of and limitations on liability expressed in this Contract, as well as waivers of subrogation rights, shall extend to the officers, directors, employees, licensors, agents, partners and related entities of such party and its partners and related entities.


17       DEFAULT

         17.1 Default of Contract by Contractor. Contractor shall be immediately in default hereunder (an "Event of Default") upon the occurrence of any one or more of the other events or conditions set forth below and continuation thereof for ten
                  (10) Days following delivery to Contractor of a Notice from Owner to cure such event or condition; provided that if such event or condition is susceptible of being cured but cannot reasonably be cured within such ten (10) Day period and Contractor commences to cure such event or condition within such ten (10) Day period and continues to diligently prosecute such cure then Contractor shall be entitled to a reasonable period of time not exceeding ninety (90) Days to complete such cure:

                  17.1.1 Contractor fails to promptly begin the Work under the Contract; or

                  17.1.2 Contractor fails to perform the Work with sufficient workers and equipment or with sufficient materials so as to give reasonable assurance that Final Acceptance of all Work will be achieved by the respective Completion Date; or

                  17.1.3 Contractor performs the Work not in accordance with the requirements of this Contract or refuses to remove and replace rejected materials or unacceptable Work; or

                  17.1.4 Contractor refuses to remove any worker not acceptable to owner; or

                  17.1.5 Contractor discontinues the prosecution of the Work; or

                  17.1.6 Contractor fails to resume Work which has been discontinued within a reasonable time after Notice to do so; or

                  17.1.7 Contractor shall have become insolvent, or generally does not pay its debts as they become due, or admits in writing its inability to pay its debts, or makes an assignment or the benefit of credits; or

                  17.1.8 Contractor allows any final judgment against it arising out of the prosecution of the Work to go unsatisfied for more than thirty (30) Days; or

                  17.1.9 insolvency, receivership, reorganization, or bankruptcy proceedings shall have been commenced by or against Contractor; or

                  17.1.10 Contractor breaches any material agreement, representation or warranty contained in this Contract; or

                  17.1.11 Contractor shall have assigned or transferred this Contract or any right or interest herein, except as expressly permitted under Section 22.2; or

                  17.1.12 any representation or warranty made by Contractor in this Contract or any certificate, schedule, instrument or other document delivered by Contractor pursuant to this contract shall have been false or materially misleading when made; or

                  17.1.13 Contractor shall have failed to make payment when due for labor, equipment or materials in accordance with its agreements with Subcontractors or Vendors or shall have failed to comply with any Governmental Rule or failed to reasonably comply with the instructions of Owner consistent with this Contract; or

                  17.1.14 Contractor fails to achieve Final Acceptance of a Network or Segment and all Work related thereto by the relevant Completion Date.

         17.2     Remedies Upon Default by Contractor.

                  17.2.1 If an Event of Default shall have occurred and be continuing that either is not curable under this Contract or has not been cured within the period allowed by the Contract, Owner or its assignee shall have the following rights and remedies that may be available to Owner, or such assignee, at law or in equity, and Contractor shall have the following obligations subject to the reimbursement provisions of Section 6:

                               17.2.1.1 Owner, without prejudice to any of its other rights or remedies, may terminate this Contract forthwith by delivery of a Notice of Termination to Contractor.

                               17.2.1.2     Owner shall have the right to
                                            require Contractor to withdraw from
                                            the Site, assign Contractor's
                                            subcontracts or purchase agreements
                                            to Owner and remove materials,
                                            equipment, tools, instruments,
                                            debris, or waste materials from the
                                            site as Owner may direct, and Owner
                                            may take possession, without
                                            incurring any liability to
                                            Contractor, of any or all designs,
                                            drawings, and Site facilities of
                                            Contractor that Owner deems
                                            necessary to completion of the Work.

                               17.2.1.3 Owner shall have the right to take the prosecution of the Work from Contractor and Owner may appropriate or use Contractor's materials, equipment, tools and instruments located at the site of the Project which are to be consumed or incorporated in the Work as may be suitable and acceptable and may enter into an agreement for the completion of the Work in accordance with the terms and provisions of this Contract, or use other methods, as in the opinion of Owner, will be required for the completion of the Project.

                               17.2.1.4 Owner shall have the right to use all design and construction
                                            Documents and Specifications that
                                            have been prepared by Contractor.

         17.3 Default of Contract by Owner. If Owner fails to pay Contractor any properly invoiced amount finally determined in a binding proceeding to be due and payable in accordance with Section 6 hereof, Contractor may, upon thirty (30) Days' written notice to Owner, terminate this Contract and recover from Owner payment for all Work performed and reasonable termination expenses. If Owner cures its default by making full payment of sums finally determined to be due and payable before or during the Notice period, then Contractor shall not be entitled to terminate the Contract. Payment of interest shall not excuse or cure any default in payment.

         17.4 Upon a determination by a court of competent jurisdiction that termination of Contractor or its successor in interest pursuant to any provision of this Contract was wrongful, such termination will be deemed converted to a termination for convenience and the Contractor's remedies shall be limited to those set forth in Section 12.5.

18       DISPUTE RESOLUTION

         18.1 In the event a dispute arises between Owner and Contractor regarding the application, interpretation or breach of any provision of this Contract, the aggrieved party shall promptly notify the other party to this Contract of its intent to invoke this dispute resolution procedure within fifteen (15) Business Days after the dispute arises. If the parties shall have failed to resolve the dispute within fifteen (15) Business Days after delivery of such notice, each party shall, within fifteen (15) Business Days thereafter nominate a senior officer of its management to meet at any mutually agreed location, to resolve the dispute in an amicable and peaceful manner. Should the parties be unable to resolve the dispute to their mutual satisfaction within fifteen (15) Business Days after such nomination, each party shall have the right to pursue litigation.

         18.2 Continuance Of Work During Dispute. At all times during the course of the dispute resolution process and during the course of litigation, Contractor shall continue with the Work as directed, in a diligent manner and without delay, or conform to Owner's decision or order, and shall be governed by all applicable provisions of the Contract.

19       COOPERATION BETWEEN CONTRACTORS

         19.1 Owner reserves the right to contract for and perform other or additional work, on or near the Work covered by this Contract.

         19.2 If other separate contracts are awarded within the limits of the Work, Contractor shall conduct its Work without unreasonably interfering or hindering the progress or completion of the work being performed by other contractors. All contractors working on the Project shall cooperate with each other as directed by Owner.

20       COMPLETION AND ACCEPTANCE

         20.1     Substantial Completion.

                  20.1.1 Contractor shall provide Notice to Owner when Contractor has completed an entire Network or a portion thereof, except for Punchlist items and final clean up. Owner or the Oversight Engineer will approve a Punchlist of items remaining to be completed for Final Acceptance. By providing a Notice of completion, Contractor has ensured that the Network or Segment has been constructed in accordance with the requirements of this Contract, may be operated without damage to the Network, Segment, or any other property on or off the Site, without injury to any Person, and is ready for initial operation.

                  20.1.2 Within thirty (30) Days after receipt of Notice pursuant to Section 20.1.1, Owner shall advise Contractor in writing of any defects, deficiencies or deviations from the Contract requirements or workmanship. Contractor shall, at its own cost and expense, correct such defects, deficiencies and/or deviations immediately. As soon as any such defects, deficiencies and/or deviations are corrected (or as soon as the thirty (30) Day period for such notice has expired if Owner does not advise Contractor of any such items within the period), Owner shall accept such Work in writing or they shall be deemed accepted.

                  20.1.3 Substantial Completion of a Network or any Segment, as the case may be, and the Work with respect thereto ("Substantial Completion") shall be deemed to have occurred on the earlier of

                           20.1.3.1 beneficial use or occupancy by Owner; or

                           20.1.3.2 when all of the following have occurred:

                                    20.1.3.2.1       Contractor has corrected,
                                                     pursuant to the provisions
                                                     of Section 20.1.2, all
                                                     defects, deficiencies
                                                     and/or deviations in
                                                     respect of the Network or
                                                     Segment, as the case may
                                                     be, and Owner has accepted
                                                     such corrections in
                                                     writing;

                                    20.1.3.2.2       Contractor has received all
                                                     the required Governmental
                                                     Approvals pursuant to
                                                     Section 3.1.2;

                                    20.1.3.2.3       Owner's Approval has been
                                                     given to a Punchlist in
                                                     respect of the Network or
                                                     Segment;

                                    20.1.3.2.4       all authorities having
                                                     jurisdiction over the
                                                     Network or Segment, as the
                                                     case may be, have given
                                                     their approval of the
                                                     Network or Segment, as the
                                                     case may be, for use for
                                                     its intended purpose; and

                                    20.1.3.2.5       the entire Network or
                                                     Segment, as the case may
                                                     be, is fully operational
                                                     and available to be
                                                     utilized by Owner for its
                                                     intended purposes.

         20.2 Partial Acceptance. If at any time during the prosecution of the Project, Contractor achieves, in regard to a Network or Segment, satisfaction with respect to the Network or Segment, of all conditions and terms set forth in regard to Segments in
                  Section 20.3, and upon written notice requesting same, Owner may, but shall not be required to, accept said Network or Segment ("Partial Acceptance").

         20.3     Final Acceptance of a Segment.

                  20.3.1 Promptly after Substantial Completion of a Network or Segment, Contractor shall perform all Work, if any, which was waived for purposes of Substantial Completion, and shall satisfy all other of its obligations under this Contract, including ensuring that the Network or Segment has been completed and all components have been properly adjusted and tested.

                  20.3.2 Final acceptance ("Final Acceptance") of a Network or Segment shall be deemed to have occurred when all of the following have occurred:

                           20.3.2.1 all requirements of the Contract with
                                    respect thereto shall have been fully
                                    satisfied and all requirements for
                                    Substantial Completion of the subject
                                    Network or Segment shall have been fully satisfied; and

                           20.3.2.2 Owner shall have received all Drawings
                                    (including as-built drawings of the subject
                                    Segment), Specifications, test data, and other technical information required hereunder related to the subject Network or Segment; and

                           20.3.2.3 all special tools purchased by Contractor
                                    as, provided herein shall have been
                                    delivered to Owner and all replacement spare parts shall have been purchased for delivery to Owner free and clear of liens; and

                           20.3.2.4 all Contractor's and Subcontractor's
                                    personnel, supplies, equipment, waste
                                    materials, rubbish and temporary facilities shall have been removed from the Site; and

                           20.3.2.5 Contractor shall have delivered to Owner a
                                    certification to the effect that Contractor claims no additional charges or adjustments pursuant to Section 11 or otherwise, other than those charges or adjustments of which Contractor has notified Owner; and

                           20.3.2.6 the Punchlist items shall have been
                                    completed to the reasonable satisfaction of Owner and all of Contractor's other obligations under this Contract shall have been satisfied in full or waived, provided that Contractor may delay completion of any landscaping and planting contained in the Punchlist in accordance with generally recognized forestry and landscaping practices, but in no case longer than nine
                                    (9) months, and Owner shall have delivered to Contractor a Notice of Final Acceptance to the effect of the foregoing.

                  20.3.3 The occurrence of the Final Acceptance Date shall not relieve Contractor from any of its continuing obligations hereunder.

                  20.3.4 The date which Final Acceptance of the Network or Segment or a specified portion thereof occurs shall be the "Final Acceptance Date".

21       WARRANTY

         21.1 Contractor's warranties in respect of the Work (the "Warranties") are as follows. Contractor warrants to Owner that:

                  21.1.1 all Construction Work shall be performed in a good and workmanlike manner and be free from defects;

                  21.1.2 materials and equipment furnished under this Contract shall be of good quality and new and be free from defects;

                  21.1.3 all professional services Work will be consistent with the standard of care and diligence practiced by recognized professionals performing similar services, and be free from material defects; and

                  21.1.4 all Work shall meet all of the requirements of this Contract.

         21.2 Owner shall look to the vendor or manufacturer for warranty claims on Owner-Supplied Items or items specifically required by Owner, provided Contractor shall provide reasonable assistance in enforcement of same.

         21.3 Contractor shall, for the protection of Owner, demand from all Vendors and make available to Owner warranties satisfying the requirements of this Section 21. Contractor's liability with respect to such equipment and materials obtained from vendors shall be limited to procuring such warranties and rendering reasonable assistance in enforcement of same.

         21.4 Work not conforming to the Warranties, including substitutions not properly approved and authorized, shall be considered defective. Contractor shall furnish satisfactory evidence as to the kind and quality of materials and equipment.

         21.5 Contractor shall promptly correct Work rejected by Owner for failing to conform to the Warranties, whether observed before or after Substantial Completion and whether or not fabricated, installed or completed. Contractor shall bear all costs of correcting such rejected Work, including additional testing and inspections and compensation for Owner's expenses made necessary thereby.

         21.6 Warranties shall commence on Substantial Completion of such Work except for items completed and accepted on an earlier date in accordance with Section 20.2, and for items completed later with the express written consent of Owner, when such Work is accepted by Owner. Notwithstanding the forgoing provisions of this Section 21, if this Contract is terminated in accordance with Sections 12 or 18, Warranties in respect of all Work performed by Contractor under this Contract prior to such termination shall be deemed to commence the effective date of such termination.

         21.7 If at any time within one (1) year after the date on which the Warranties commenced on a Network or Segment or any portion thereof, such Segment, Sub- Segment or portion thereof is found to be not in accordance with the Warranties, Contractor shall correct it promptly after receipt of written Notice from Owner unless Owner has previously given Contractor a written acceptance of such condition. This one (1) year period shall be extended with respect to portions of Work first performed after the applicable Partial Acceptance Date or Final Acceptance Date by the period of time between the applicable Partial Acceptance Date or Final Acceptance Date and the date of completion of such Work. Owner shall give such Notice promptly after discovery of any such condition. Work required under this Section 21.4 shall, unless necessitated by Contractor's failure to perform as required under the Contract or negligence or willful misconduct, be a Cost of the Work.

         21.8 Contractor's Warranties shall apply to any such re-done Work and shall last as to the re-done Work until the latest of: (i) the expiration of the relevant original Warranty Period; (ii) the expiration of any Warranty Period with respect to repurchased equipment; or (iii) one (1) year after completion of any re-done Work.

         21.9 Without in any way derogating Contractor's own representations and warranties (including Warranties) and Contractor's other obligations with respect to all of the Work, Contractor shall obtain from all Subcontractors or Vendors and cause to be extended to Owner prudent representations, warranties, guarantees and obligations with respect to design, materials, workmanship, equipment, tools and supplies furnished by such Subcontractors or Vendors. All representations, warranties, guarantees and obligations of Subcontractors or Vendors shall be: (i) so written as to survive all Owner and Contractor inspections, tests and approvals; and (ii) run directly to and be enforceable by Owner, its successors and assigns. Contractor shall deliver to Owner promptly following execution thereof duly executed copies of all contracts containing such representations, warranties, guarantees and obligations. Contractor shall assign to Owner, at no additional cost, all of Contractor's rights and interest in all extended warranties for periods exceeding the applicable warranty period which were received by Contractor from any of its Subcontractors or Vendors.

         21.10 Upon receipt from Owner of a Notice of failure of any of the Work to satisfy any Subcontractor or Vendor warranty, representation or guarantee obtained by Contractor, Contractor shall be responsible for enforcing or performing any such representation, warranty or guarantee. Owner's rights under this Section 21.1 shall commence at the time such representation, warranty or guarantee is furnished and shall continue until the expiration of Contractor's relevant Project Warranty (including extensions for re-warranties). Until such expiration, the cost of any equipment, material, labor (including re-engineering) or shipping shall be for the account of Contractor if such cost is covered by such a Project Warranty and Contractor shall be required to replace or repair defective equipment, material or workmanship furnished by Subcontractors.

         21.11 Commencing on the expiration of each of the respective Warranties, or such later date as is provided with respect to re-done Work, Owner shall be responsible for enforcing all representations, warranties and guarantees from Subcontractors and Vendors, but Contractor shall provide reasonable assistance to Owner in enforcing such representations, warranties and guarantees, when and as reasonably requested by Owner.

         21.12 Except in cases of an emergency requiring immediate curative action by Contractor, within five (5) Days of receipt by Contractor of a Notice from Owner specifying a failure of any of the Work to satisfy Contractor's Warranties, or of any Subcontractor or Vendor representation, warranty or guarantee which Contractor is responsible to enforce, Contractor and Owner shall mutually agree when and how Contractor shall remedy said violation; provided, however, that in case of emergency requiring immediate curative action, Contractor and Owner shall so agree on such remedy immediately upon Notice by Owner of such emergency. If Contractor does not use its best efforts to proceed to complete said remedy within the time agreed to, or should Contractor and Owner fail to reach such an agreement within such five (5) Day period (or immediately, in the case of emergency conditions), Owner, after Notice to Contractor, shall have the right to perform or have performed by third parties the necessary remedy and the costs thereof shall be borne by Contractor.

         21.13 The obligations contained in this Section 21 WARRANTY, govern and supersede any other terms in this Contract which address warranties, guarantees, or the quality of the Work and are Contractor's sole warranty and guarantee obligations and Owner's exclusive remedies with respect thereto. Contractor shall have no warranty obligation or liability for defects in the Work unless Owner demonstrates the warranty claim is not attributable to Contractor's reliance upon or use of data, design criteria, drawings, specifications or other information furnished by Owner.

         21.14 Contractor makes no representations, covenants, warranties, or guarantees, express or implied, other than those expressly set forth herein. The parties' rights, liabilities, responsibilities and remedies with respect to the Work shall be exclusively those expressly set forth in this Contract.

22       MISCELLANEOUS PROVISIONS

         22.1 Governing Law and Venue. THE PARTIES AGREE THIS CONTRACT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF COLORADO. THE PARTIES FURTHER AGREE THAT ANY LITIGATION ARISING OUT OF THIS CONTRACT SHALL BE TRIED IN DENVER COUNTY, COLORADO, OR THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF COLORADO AND NOT ELSEWHERE.

         22.2 Successors and Assigns. This Contract shall be binding upon and inure to the benefit of Owner and Contractor and their successors, assigns, and legal representatives. Without the prior consent of Contractor, Owner may, upon reasonable advance written notice, assign all or part of its right, title, and interest in this Contract. Contractor shall not assign this Contract or any right to receive payment hereunder without the prior written consent of Owner. Contractor may not delegate any of its duties hereunder except as expressly otherwise permitted herein. Contractor's assignment or delegation of any of its Work hereunder, whether permitted hereunder or not, shall relieve Contractor of its responsibility for the Work assigned or delegated.

         22.3 Third Party Beneficiary. It is specifically agreed between the parties executing this Contract that it is not intended by any of the provisions of any part of this Contract to create in the public or any member thereof a third party beneficiary hereunder, or to authorize anyone not a party to this Contract to maintain a suit for personal injuries or property damage pursuant to the terms or provisions of this Contract. The duties, obligations and responsibilities of the parties to this Contract with respect to third parties shall remain as imposed by law.

         22.4 Designation of Representatives. Owner and Contractor shall each designate an individual or individuals that shall be authorized to make decisions and bind the parties on matters relating to this Contract. These representatives shall live in the general vicinity of the Work. Such designation shall be in writing and may be changed by a subsequent writing. The parties may also designate technical representatives who shall be authorized to investigate and report on matters relating to the Project and negotiate on behalf of each of the parties but who do not have authority to bind Owner.

         22.5 Entire Agreement: Amendments. This Contract, including its exhibits, appendixes and attachments contains the entire understanding of the parties with respect to this subject matter. This Contract supersedes all prior agreements and understandings between the parties with respect to its subject matter. This

                  Contract may be amended only by a written instrument duly executed by the parties or their respective successors or assigns.

         22.6 Independent Contractors. Contractor is an independent contractor and nothing lien shall be construed as constituting any relationship with Owner other than that of owner and independent contractor, nor shall it be construed as creating any relationship whatsoever between Owner and Contractor's employees. Neither Contractor, nor any of its employees, are or shall be deemed employees of Owner. Contractor has sole liability and responsibility as a principal for its agents, Subcontractors, Vendors and all others it hires to perform or assist in performing the Work.

         22.7 Liens and Claims. If Contractor shall fail promptly to discharge any nothing contained herein or claim upon the Project, or upon any materials, equipment or structures encompassed therein, or upon the premises upon which they are located, Owner shall promptly notify Contractor in writing and Contractor shall then satisfy or defend any such liens or Claims. If Contractor either does not promptly satisfy such liens or Claims or does not give Owner reasons in writing satisfactory to Owner for not causing the release of such lien or paying such Claims, Owner shall have the right, at its option, after written Notice to Contractor, to cause the release, pay or settle such lien or Claims by agreement and Contractor shall within five (5) Days of request by Owner, reimburse Owner for all costs incurred by Owner to discharge such lien or Claims including administrative costs, attorneys' fees and other expenses. Contractor shall have the right to contest any such lien provided it first provides to Owner a bond or other assurances of payment reasonably satisfactory to Owner, in the amount of such lien or Claim in form and substance satisfactory to Owner.

         22.8 Notice and Communications. Any Notice pursuant to the terms and conditions of this Contract shall be in writing and: (i) delivered personally; or (ii) sent by certified mail, return receipt requested; or (iii) sent by a recognized overnight mail or courier service, with delivery receipt requested, to the following addresses (or to such other address as may from time to time be specified in writing by Contractor or Owner):

                  If to Contractor:

                           National Network Technologies, LLC.
                           26 Broadway, Suite 400
                           New York, NY 10004
                           Attn:    Daniel Corbett, VP of Engineering
                           Ph:      (212) 837-7700
                           Fax:     (212) 837-7917

                  If to Owner:

                           Raouf Abdel
                           Level 3 Communications, LLC
                           14023 Denver West Parkway
                           Golden, Colorado 80401
                           Ph:      (303) 215-8554
                           Fax:     (303) 218-8388

                           with a copy to:

                           Level 3 Communications, LLC
                           1450 Infinite Drive
                           Louisville, Colorado 80027
                           Attention:  General Counsel
                           Fax: (303) 926-3467

                  Notices shall be effective when received by the party to whom addressed. Any technical or other communications pertaining to the Work shall be between designated representatives appointed by the parties. Each party shall notify the other in writing of the name of such representatives. Contractor's representatives shall be satisfactory to Owner, have knowledge of the Work and be available at all reasonable times for consultation. Each party's representative shall be authorized to act on behalf of such party in matters concerning the Work.

         22.9 Ownership of Documents. All design and construction Documents and Specifications shall become Owner's property upon preparation and Contractor shall retain and furnish Owner with copies of all such design and construction Documents and Specifications as they are completed. Notwithstanding anything to the foregoing, Owner shall not receive title to proprietary Contractor or third party property. All Documents, Specifications and information prepared or obtained by Contractor in connection with the performance of its obligations under this Contract such as, by way of illustration and not limitation, studies, technical and other reports, shop drawings, record drawings and the like, shall also be retained and become the property of Owner upon preparation or receipt. Copies of all such Documents, Specifications and information shall be furnished, in a form and manner acceptable to Owner, upon receipt or completion thereof by Contractor.

         22.10 Severability. The invalidity or unenforceability of any portion or provision of this Contract shall not affect the validity or enforceability of any other portion or provision. Any invalid or unenforceable portion or provision shall be deemed severed from this Contract and the balance of this Contract shall be construed and enforced as if this Contract did not contain such invalid or unenforceable portion or provision.

         22.11 Survival. Certain obligations of Contractor shall survive the termination of this Contract including the obligations of Contractor under Sections 16, 19, and 21 and terms which by their very nature extend beyond termination or completion of the job.

         22.12 Waiver. Either party's waiver of any breach or failure to enforce any of the terms, covenants, conditions or other provisions of this Contract at any time shall not in any way affect, limit, modify or waive that party's right thereafter to enforce or compel strict compliance with every term, covenant, condition or other provision, any course of dealing or custom of the trade notwithstanding.

         22.13 Headings. The headings contained herein are included solely for the convenience of the parties.

         22.14 Confidentiality. If Owner and Contractor have not done so prior to execution of this Contract, each agrees to execute a Confidentiality Agreement contemporaneously with the execution of this Contract in a form substantially similar to the form attached hereto as Appendix "C". The provisions of the Confidentiality Agreement shall survive the expiration or termination of this Contract. Contractor shall require Subcontractors and Vendors to execute and abide by similar confidentiality requirements.

         22.15 Publicity. Neither party shall publish or use any advertising, sales, promotions, press releases or other publicity matters which use the other party's logo, trademarks or service marks without the prior written approval of the other party. Neither party is licensed hereunder to conduct business under any logo, trademark, service mark, or trade name (or any derivative thereof) of the other.

         22.16 Solicitation of Employment. Neither party shall, during the term of this Agreement or for a period of one hundred eighty
                  (180) days thereafter, directly or indirectly for itself or on behalf of, or in conjunction with, any other person, partnership, corporation, business or organization, solicit employment of an employee of the other with whom that party or its personnel have had contact during the course of the Project under this Contract, unless that party has obtained the written consent of the other to such solicitation.

IN WITNESS WHEREOF, the parties have caused this Contract to be duly executed and delivered as of the date and the year above written.


                                             LEVEL 3 COMMUNICATIONS, LLC


                                             By: _______________________________


                                             Title: ____________________________

Attest: ________________________________________________


                                             NATIONAL NETWORK TECHNOLOGIES, LLC.


                                             By: _______________________________


                                             Title: ____________________________

Attest: ________________________________________________